Exhibit 10.5
CERTAIN PORTIONS OF THIS EXHIBIT
HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION
PURSUANT TO A REQUEST FOR
CONFIDENTIAL TREATMENT. THE
SYMBOL “****” HAS BEEN INSERTED IN
PLACE OF THE PORTIONS SO OMITTED
COAL SUPPLY AGREEMENT
          This Coal Supply Agreement (this “Agreement”) is made and entered into as of [Spinoff Date] (the “Effective Date”) by and between COALSALES II, LLC, FORMERLY KNOWN AS PEABODY COALSALES COMPANY (hereinafter “COALSALES II”), and PATRIOT COAL SALES LLC, a Delaware limited liability company (“Patriot”).
RECITALS:
A.	COALSALES II and **** (“End Customer”) have entered into that certain coal supply agreement CONTRACT NUMBER **** dated July 1, 1992 (as amended through the Effective Date and as the same may be amended after the Effective Date, the “End Customer Contract”) pursuant to which COALSALES II supplies coal to End Customer.

B.	Patriot operates one or more coal mines designated as approved sources as set forth in the End Customer Contract; and such mine(s) have supplied coal to COALSALES II to enable COALSALES II to fulfill its supply obligations under the End Customer Contract.

C.	Immediately prior to the Effective Date, COALSALES II and Patriot were both indirect subsidiaries of Peabody Energy Corporation. Commencing on or after the Effective Date, as a result of a spin-off transaction, Patriot will no longer be an indirect subsidiary of Peabody Energy Corporation.

D.	It is the intent of the parties to allow COALSALES II to continue to meet its obligations under the End Customer Contract with respect to Specification “A” coal by purchasing Specification “A” coal from Patriot in accordance with the terms and conditions of this Agreement.
AGREEMENT:
          NOW, THEREFORE, COALSALES II and Patriot agree as follows:
1.	INCORPORATION OF EXHIBIT A TERMS
1.1	Incorporation of Exhibit A Terms. Certain provisions the End Customer Contract, as amended through the Effective Date, are attached hereto as Exhibit A

(such attached provisions, the “Exhibit A Terms”). It is the intent of the parties that, except where expressly provided otherwise in the body this Agreement, the Exhibit A Terms (including the rights, obligations and benefits of each party thereto) shall apply to Patriot as if Patriot were the named “Seller” thereunder, and to COALSALES II as if COALSALES II were the named “Buyer” thereunder. Accordingly, the Exhibit A Terms are hereby incorporated by reference into this Agreement, with the same force and effect as if fully set forth herein, subject to the modifications thereto set forth below.
1.2	No Assignment or Privity. For the avoidance of doubt, this Agreement does not constitute a subcontract, delegation or assignment by COALSALES II of the End Customer Contract, and there will be no privity of contract between End Customer and Patriot under or in respect of the End Customer Contract.

1.3	Communications For Scheduling, Transportation, and Related Activities. Patriot shall have the right, without obtaining the prior written consent of COALSALES II, to communicate directly with End Customer for any purposes and/or activities which by their nature require direct communication between Patriot and End Customer, such as scheduling and transportation, but expressly excluding any communications that a reasonable person would perceive as detrimental to COALSALES II’s interests under the End Customer Contract including, without limitation, communications relating to pricing, amendments to the End Customer Contract, termination of the End Customer Contract, or any material modifications to price, quality, or quantity terms. Patriot shall promptly notify COALSALES II of all substantive communications exchanged between Patriot and End Customer in relation to the End Customer Contract. Where End Customer’s direct involvement is necessary to effectuate the scheduling and transportation of the coal, Patriot shall be responsible for making the necessary arrangements with End Customer to satisfy the obligations of COALSALES II under the End Customer Contract that address the specific performance obligations expected from End Customer related to coal shipped to End Customer hereunder. Under no circumstances shall COALSALES II be liable to Patriot for damages of any kind arising out of or relating to End Customer’s failure to meet any of its obligations relating to the scheduling and transportation of coal; provided, that if Patriot has any claims or defenses arising under COALSALES II’s rights in connection with a failure of the End Customer to satisfy its performance obligations under the End Customer Contract, COALSALES II shall, subject to Section 1.6 hereof, use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf or for the benefit of Patriot.

1.4	Assumption of Rights, Remedies, Responsibilities and Obligations. In furtherance of the foregoing, Patriot hereby assumes toward COALSALES II all obligations and responsibilities that the “Seller” has toward the “Buyer” under the Exhibit A Terms; and COALSALES II will have the benefit of all rights and remedies against Patriot that the “Buyer” has against the “Seller” under the Exhibit A Terms, in each case subject to the modifications set forth below. Likewise, except for certain obligations for which End Customer may assume direct responsibility pursuant to separate communications between Patriot and End Customer as set forth in Sections 1.3 and 4.3 hereof, COALSALES II hereby assumes toward Patriot all obligations and responsibilities that the “Buyer” has toward the “Seller” under the Exhibit A Terms; and Patriot will have the benefit of all rights and remedies against COALSALES II that the “Seller” has against the “Buyer” under the Exhibit A Terms, in each case subject to the modifications set forth below. For the sake of clarity, the Exhibit A Terms, as modified by the body of this Agreement, will apply to Specification “A” coal that is resold by COALSALES II to any third party.
1.5	Conflicting Terms.
(a)	If there is a conflict or inconsistency between a provision of the Exhibit A Terms and a provision of the body of this Agreement, the provision of the body of this Agreement will control.

(b)	If there is a conflict or inconsistency between a provision of the End Customer Contract with respect to Specification “A” coal applicable to Patriot under this Agreement and a provision of the body of this Agreement, the provision of the body of this Agreement will control.

(c)	COALSALES II and Patriot acknowledge that (i) the End Customer Contract, as it exists on the Effective Date, is comprised of the original End Customer Contract plus numerous amendments thereto over a fifteen-year period and (ii) the Exhibit A Terms were compiled by the parties from the documents comprising the End Customer Contract, as amended through the Effective Date, for the sake of convenience. COALSALES II represents that it has furnished Patriot with what COALSALES II, in good faith, believes to be a true and complete copy of the original End Customer Contract plus all amendments made through the Effective Date (from which the Exhibit A Terms were compiled), and Patriot acknowledges receipt of the same. If there is a conflict or inconsistency between a provision of the Exhibit A Terms and a provision of the End Customer Contract (including all amendments through the Effective Date) as furnished to Patriot, pertaining to Specification “A” coal, the provision of the End Customer Contract furnished to Patriot will control.
1.6	Legal Proceedings. In addition to all other rights and remedies available under this Agreement, including the Exhibit A Terms, the following shall apply:
(a)	COALSALES II will use commercially reasonable efforts to defend its rights against End Customer under the End Customer Contract and to pursue all necessary legal action to enforce its rights against End Customer under the End Customer Contract; provided, however, that COALSALES II shall have the right, in its sole discretion, to determine whether or not it will pursue or defend a given legal action; and in the event COALSALES II determines not to pursue or defend a given legal action, it shall notify Patriot of such determination. COALSALES II agrees that in the course of defending or pursuing its rights against End Customer under the End Customer Contract that it will exercise commercially reasonable efforts to avoid taking any actions that it knows or would reasonably be expected to know would be detrimental to Patriot without first advising Patriot of such actions. Notwithstanding the foregoing, nothing in this Section 1.6(a) will be construed to limit any right that Patriot may have against COALSALES II under this Agreement as a result of such action by, or inaction of, COALSALES II.
(b)	If the parties are co-defendants in any legal proceeding arising out of the End Customer Contract, the parties agree to work together in good faith and in the spirit of mutual cooperation to defend such action in a manner beneficial to both parties, provided, that each party shall have the right to engage counsel of its choosing, and will bear the costs of its own legal defense.
2.	COAL PREPAYMENT 2008-2011
2.1	Monthly Prepayment; Prepayment Supply Period. As consideration for Patriot’s entering in to this Agreement, subject to fulfillment by Patriot of its obligations hereunder, and as additional consideration for coal deliveries to be made during the period beginning January 1, 2008 and ending December 31, 2011 (the “Prepayment Supply Period”), COALSALES II shall pay to Patriot forty eight (48) equal, monthly, non-refundable payments in the amount of $1,041,666 (each a “Monthly Prepayment”), beginning on December 20, 2007 and continuing through November 20, 2011. Each Monthly Prepayment shall represent consideration for the coal deliveries made to COALSALES II during the month of the Prepayment Supply Period immediately following the month in which such Monthly Prepayment is due and payable. (By way of example, the Monthly Prepayment made on December 20, 2007 shall represent consideration for the coal deliveries made during January, 2008 of the Prepayment Supply Period, and each Monthly Prepayment thereafter shall likewise be applied as consideration for each consecutive month of the Prepayment Supply Period). In the event no coal deliveries are made during a given month of the Prepayment Supply Period, the Monthly Prepayment made with respect to that month shall not be refunded, but shall be applied as additional consideration for coal deliveries made during the following month of the Prepayment Supply Period. The Monthly Prepayments shall entitle COALSALES II to a first priority right for production for quantities to be delivered under this Agreement from the sources and reserves of coal for Specification “A” coal shown on Exhibit 1 of the Exhibit A Terms, except, that if Patriot experiences an event of force majeure, as that term is described in Article XII of the Exhibit A Terms, deliveries shall be distributed in accordance with the terms of Article XII of the Exhibit A Terms. For the avoidance of doubt, the Monthly Prepayment is in addition to, and shall not serve as a reduction of, any amounts due and payable by COALSALES II under Sections 4.7 and 4.8. The Monthly Prepayment obligations described in this

Section 2.1 and in Section 2.2 shall survive expiration or termination of the End Customer Contract.
2.2	Taxes and Royalties. If at any point in time Patriot notifies COALSALES II in writing that it is obligated to pay federal, state or local taxes (except for taxes on Patriot’s income or property), or private royalties as a result of a Monthly Prepayment received, then COALSALES II shall promptly reimburse Patriot for all such taxes or royalties assessed against and actually paid by Patriot related to such Monthly Prepayment.
3.	GENERAL MODIFICATIONS TO EXHIBIT A TERMS

The purpose of this Agreement is to allow COALSALES II to continue to meet its obligations under the End Customer Contract with respect to Specification “A” coal by purchasing Specification “A” coal from Patriot in accordance with the terms and conditions agreed to hereunder. Accordingly, this Agreement will be construed and performed in furtherance of such purpose notwithstanding that the parties may not have adequately modified the Exhibit A Terms.

The following provisions of this Article 3 set forth general modifications to be made to, and rules of construction to be applied to, the Exhibit A Terms.
3.1	Notices and Information. To the extent certain provisions of the Exhibit A Terms require that the “Buyer” or the “Seller” provide the other with notice within a period of two (2) business days or less, for purposes of incorporating such requirement into this Agreement, each party hereto shall use commercially reasonable efforts to promptly relay such notice to the other party, taking into consideration the notice requirement under the Exhibit A Terms. In all other situations under the Exhibit A Terms requiring the “Buyer” to provide notice or information to the “Seller” within a period of time greater than two (2) business days, for purposes of incorporating such requirement into this Agreement, such period of time shall be extended by two (2) business days to account for the possibility that End Customer may not provide such notice or information to COALSALES II under the End Customer Contract until the end of the specified period, provided, however, that upon receipt of any notice given by End Customer, COALSALES II will use commercially reasonable efforts to promptly forward such notice to Patriot. Likewise, except for any provisions under the Exhibit A Terms requiring two (2) business days’ or less notice, whenever the Exhibit A Terms require the “Seller” to provide notice or information to the “Buyer” within a specified period of time, for purposes of incorporating such requirement into this Agreement, such period of time shall be shortened by two (2) business days to enable COALSALES II sufficient time to provide the same notice or information to End Customer under the End Customer Contract.

3.2	Confidentiality. Patriot acknowledges and agrees that the End Customer Contract is a strictly confidential document, and that the information contained therein represents the confidential and proprietary information of COALSALES II and

End Customer. Accordingly, Patriot covenants that during the term of this Agreement and continuing after termination of this Agreement until otherwise permitted in writing by COALSALES II, it will hold the End Customer Contract and the information contained therein in strictest confidence and will protect the End Customer Contract from any unauthorized disclosure. Except as expressly provided for herein, Patriot will not disclose to any third parties any information of any nature, specific or general, pertaining to the End Customer Contract, and will only disclose such information to those of its employees who have a need to know in order for Patriot to perform its obligations hereunder. In the event Patriot has a legitimate business and/or financial need to disclose the terms of the End Customer Contract to a third party, Patriot shall promptly notify COALSALES II of the circumstances necessitating the need to disclose, and COALSALES II shall act in good faith and use commercially reasonable efforts to obtain the End Customer’s written consent to Patriot’s disclosure of the End Customer Contract under those limited circumstances. The foregoing notwithstanding, either party may disclose the terms of this Agreement (excluding the Exhibit A Terms) to such party’s lenders, counsel, accountants or prospective permitted purchasers, directly or indirectly, of all or substantially all of such party’s assets or of any rights under this Agreement, in each case who have agreed to keep such terms confidential, or in order to comply with any applicable law, order, regulation or exchange rule; provided, such party shall notify the other party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure. Notwithstanding anything contained in this provision to the contrary, the terms and conditions of this provision shall under no circumstances supersede, override, or violate the confidentiality rights in Article XXI of the End Customer Contract, it being understood and agreed by the parties hereto that the terms and conditions of such Article XXI shall remain in full force and effect for so long as the End Customer Contract is effective.
3.3	Audit and Inspection Rights. Whenever the End Customer Contract grants End Customer the right to conduct an audit or inspection of, or access to coal production facilities, processes, books, records, or otherwise, End Customer will be entitled, as applicable, to enforce or exercise such audit, inspection and/or access rights against Patriot. If COALSALES II has the right under the End Customer Contract to conduct any inspections of End Customer’s books, records, or premises, such right does not directly pass through to Patriot under this Agreement; however, Patriot may request such inspection rights from COALSALES II, and COALSALES II shall contact End Customer and use commercially reasonable efforts to obtain End Customer’s consent to such request. In the event End Customer refuses Patriot’s request to inspect, COALSALES II shall be obligated to promptly conduct the inspection on Patriot’s behalf and at Patriot’s sole expense, and shall report the results of such inspection to Patriot promptly upon completion, provided, that disclosure of such results does not violate the terms of confidentiality under Article XXI of the End Customer Contract. Notwithstanding the foregoing, this Section 3.3 does not eliminate or modify COALSALES II’s audit, inspection or access rights under the

Exhibit A Terms with respect to Patriot or Patriot’s facilities, processes, books or records.
3.4	Rejected Deliveries. If, pursuant to the Exhibit A Terms, End Customer and/or COALSALES II exercises its right to reject any non-conforming coal shipments or to suspend deliveries, COALSALES II shall, subject to the notice provisions set forth in Section 3.1 hereof, notify Patriot. Patriot will, at its sole expense, take all necessary measures to correct the conditions giving rise to the failure of the coal to conform to specifications under the Exhibit A Terms, and will reimburse COALSALES II for any and all costs and expenses incurred by COALSALES II as a result of Patriot’s shipment of non-conforming coal. COALSALES II and Patriot will work together in good faith to expeditiously resolve any disputes arising from non-conforming coal or suspended shipments. If, however, End Customer exercises its right to hold COALSALES II in anticipatory breach of the End Customer Contract as a result of Patriot’s failure to provide conforming coal pursuant to this Agreement, and not as a result of any action or inaction of COALSALES II, Patriot shall indemnify COALSALES II in accordance with the terms of Section 3.8 hereof for any claims for past, present, and future damages arising on or after the Effective Date hereof that are pursued by End Customer against COALSALES II by reason of such breach.

3.5	Amendments to End Customer Contract. Subject to Section 4.4(c) hereof, for the avoidance of doubt, the parties hereto understand and agree that COALSALES II shall have the unconditional, unilateral right, in its sole discretion, to amend the End Customer Contract in any manner contemplated by the terms and conditions contained therein, without the prior written consent of Patriot. However, any such amendment to the End Customer Contract will apply only as between COALSALES II and End Customer and will not amend the Exhibit A Terms without Patriot’s signed, written consent.

3.6	Assignment. Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may, without the need of consent from the other party (and without relieving itself from liability hereunder), (a) transfer, sell, pledge, encumber, or assign this Agreement or the account, revenues or proceeds hereof in connection with any financing or other financial arrangement; (b) transfer or assign this Agreement to an affiliate of such party; or (c) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such party by way of merger, reorganization, or otherwise, provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions hereof, and that no such assignment shall in any way relieve the assignor from liability or full performance under this Agreement. The foregoing assignment rights notwithstanding, such rights shall under no circumstances supersede, override, or violate the assignment rights in Article XV of the End Customer Contract, it being understood and agreed by the parties hereto that the terms and conditions of such

Article XV shall remain in full force and effect for so long as the End Customer Contract is effective.
3.7	Venue and Dispute Resolution. Subject to Article 6 of this Agreement, venue for the resolution of disputes between COALSALES II and Patriot under this Agreement will lie exclusively in the federal courts of jurisdiction in the Eastern District of Missouri.

3.8	Indemnification. Each party hereto (as the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its directors, officers, employees, agents and affiliates (collectively, the “Indemnified Party”) from and against any and all suits, actions, legal or administrative proceedings, claims, demands, actual damages, fines, punitive damages, losses, costs, liabilities, interest, and attorneys’ fees (including any such fees and expenses incurred in enforcing this indemnity) incurred by the Indemnified Party arising from (a) a breach by the Indemnifying Party of its obligations to the Indemnified Party under this Agreement, or (b) a breach by the Indemnifying Party of its obligations to the End Customer, either indirectly, as assumed under the terms of this Agreement, or directly under the Exhibit A Terms.

3.9	Specification “A” Coal and Sourcing. It is understood and agreed by the parties hereto that this Agreement applies solely to Specification “A” coal, as defined in the Exhibit A Terms, and such coal shall be supplied from the sources and reserves of coal for Specification “A” coal shown on Exhibit 1 of the Exhibit A Terms plus any additional sources approved pursuant to this Agreement. Any and all references in the Exhibit A Terms to Specification “B” coal or Specification “C” coal are deemed null, void, and having no legal force or effect with respect to this Agreement.

3.10	Liquidated Damages. In addition to all other rights and remedies available under the Exhibit A Terms, notwithstanding anything in Section 1.6 to the contrary, to the extent liquidated damages are due and payable to COALSALES II under Article XX of the End Customer Contract, any such liquidated damages that are actually paid to COALSALES II by End Customer under the End Customer Contract shall be transferred by COALSALES II to Patriot within five (5) business days of receipt. The foregoing shall not apply in the event that COALSALES II elects to continue to purchase the full quantity of Specification “A” coal under this Agreement after the occurrence of the event triggering the payment of liquidated damages. COALSALES II shall use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf with respect to any liquidated damages that become due and owing to COALSALES II by End Customer under the End Customer Contract. If legal action is necessary for COALSALES II to pursue the foregoing rights and defenses, all legal costs and fees incurred by COALSALES II in relation thereto shall be borne by Patriot.
4.	SPECIFIC MODIFICATIONS TO EXHIBIT A TERMS

The following provisions of this Article 4 set forth specific modifications to be made to specified provisions of the Exhibit A Terms. All references to sections or pages are to sections or pages of the Exhibit A Terms, unless specifically indicated otherwise.
4.1	Definitions. All defined terms in the Exhibit A Terms shall have the same meanings under this Agreement; and all capitalized terms herein that are not otherwise defined shall have the meaning ascribed to them in the Exhibit A Terms.

4.2	Article 1, Section 1 (Term of Agreement).
(a)	Original and Extended Terms. The Original Term (as defined in the Exhibit A Terms) when applied to this Agreement shall commence on the Effective Date hereof and continue until December 31, 2012. If it is determined that the End Customer has the valid right to extend the End Customer Contract, and if End Customer exercises such right, on or before January 1, 2012 to extend the term of the End Customer Contract (the “Extended Term”), then the term of this Agreement will likewise be extended for the same period of time. In such event, COALSALES II shall notify Patriot of the Extended Term and the volume of coal tonnage required under such Extended Term (if known) within 10 business days after COALSALES II’s receipt of End Customer’s notice to extend the term of the End Customer Contract.

(b)	Expiration of End Customer Contract. This Agreement will expire upon the later of (a) the end of the Original Term of the Exhibit A Terms, or (b) the end of the Extended Term, subject to earlier termination as provided under Section 4.2(c) hereof. Following expiration of this Agreement, neither party hereto shall have, after the effective date of such expiration, any further obligation under this Agreement to the other, provided, however, that such expiration shall not affect any rights or obligations of each party existing under this Agreement for coal shipped or required to be shipped prior to the effective date of said expiration.

(c)	Early Termination of End Customer Contract; Extension of this Agreement. If End Customer exercises its rights under Article VI, Section 3(c) (i) or Article IX, Section 2 of the End Customer Contract to terminate the End Customer Contract prior to the expiration of the Original Term or Extended Term for any reason other than a breach of the End Customer Contract by COALSALES II not attributable to Patriot, then COALSALES II shall have the right, at its sole option, to continue to purchase the Maximum Quantity of Specification “A” coal per Contract Half Year for the remainder of the term of this Agreement or to concurrently terminate this Agreement. If COALSALES II terminates this Agreement under the preceding sentence, then (i) Article 2 and Sections 3.8, 3.10, and 4.12 hereof shall survive termination of this Agreement and (ii) neither party hereto shall have, after the effective date of such early termination, any further obligation under this Agreement to the other, provided, however, that such early termination shall not affect any rights or obligations of each party existing under this Agreement for coal shipped prior to the effective date of said termination. In the event, as a result of such early termination, any liquidated damages are payable to COALSALES II by virtue of Article XX or such other applicable provisions of the End Customer Contract, COALSALES II shall transfer to Patriot, pursuant to the terms of Section 3.10 hereof, any and all liquidated damages actually received. The foregoing shall not apply in the event that COALSALES II elects to continue to purchase the full quantity of Specification “A” coal under this Agreement after the occurrence of the event triggering the payment of liquidated damages. COALSALES II shall, notwithstanding Section 1.6 hereof, use commercially reasonable efforts to pursue all such rights and defenses on Patriot’s behalf with respect to any liquidated damages that become due and owing to COALSALES II by End Customer under the End Customer Contract. If legal action is necessary for COALSALES II to pursue the foregoing rights and defenses, all legal costs and fees incurred by COALSALES II in relation thereto shall be borne by Patriot.
4.3	Article II (Quantities and Deliveries; Related Communications). For purposes of ensuring the seamless delivery of the coal to End Customer, Patriot shall comply with the Seller obligations under Article II of the Exhibit A Terms, including, without limitation, all requirements as to quantity, delivery, specifications, quality, loading, transport, delivery, and establishment of a demurrage account. For Specification “A” coal to be shipped to End Customer, all required notices and other communications related to the foregoing shall be made by Patriot directly to End Customer within the stated notice period. In addition to its obligation to communicate directly with the End Customer to fulfill the Seller obligations under Article II of the Exhibit A Terms, Patriot may, pursuant to Section 1.3 of this Agreement, exchange information directly with End Customer at the address provided to it by COALSALES II for purposes of coordinating transportation, scheduling, loading days, quantity, delivery and any other details for which End Customer must have direct involvement. Subject to Section 1.3 hereof, Patriot agrees that any and all decisions made between Patriot and End Customer as a result of such direct communications are outside of COALSALES II’s control, and as such, COALSALES II disclaims all responsibility for, and any and all liability for damages incurred by Patriot, or claimed against Patriot by End Customer, arising from the scheduling and transportation of the coal between End Customer and Patriot. To the extent copies of any written communications under the End Customer Contract in connection with scheduling, transportation and related activities are required by Patriot to perform its obligations hereunder, COALSALES shall provide Patriot with copies of such communications.

4.4	Article II, Section 1 (Quantity and Maximum Quantity Coal Purchases).
(a)	The terms “Contract Year” and “Contract Half Year” when referenced under this Agreement shall have the same meaning ascribed to it under Article II, Section 1(a) of the Exhibit A Terms. The term “Maximum Quantity” shall mean the amount of coal set forth in the chart below relative to the corresponding Contract Half Year. The term “End Customer Quantity” shall mean, for purposes of this Agreement, the quantity of coal nominated by End Customer to be purchased under the End Customer Contract for a given Contract Half Year, as provided under the terms of the End Customer Contract. The term “Quantity” when used under this Agreement shall mean the amount of coal to be purchased by COALSALES II from Patriot under this Agreement for a particular Contract Half Year. Subject to Section 4.4(c), for each Contract Half Year, the Quantity of coal purchased shall equal the lesser of:
(i)	the End Customer Quantity of coal nominated by End Customer for such Contract Half Year; or

(ii)	the Maximum Quantity shown in the following chart with respect to that same Contract Half Year.
MAXIMUM QUANTITY PURCHASES PER CONTRACT HALF YEAR:

MAXIMUM QUANTITY PER
CONTRACT YEAR	CONTRACT HALF YEAR
2007	tons

2008	1,600,250 tons

2009	1,412,500 tons

2010	1,412,500 tons

2011	1,412,500 tons

2012	1,412,500 tons
(b)	If, during calendar years 2009 through 2012, End Customer elects or continues to elect under Article II, Section 1(c) of the End Customer Contract to increase the scheduled quantity obligation for any month(s) by as much as five percent (5%), then COALSALES II will purchase such additional quantities from Patriot, and Patriot will sell such additional quantities to COALSALES II, under this Agreement.

(c)	If the End Customer Contract is amended during the term of this Agreement in any manner that negatively affects the nomination of coal by the End Customer, then the Quantity for each Contract Half Year shall equal the Maximum Quantity shown above, unless the Quantity under this Agreement is reduced or the quality under this Agreement is revised, in each case by mutual agreement of the parties.
4.5	Article II, Sections 3 and 4 (Approved Rail and Barge Shipping Origins). Patriot shall comply at all times with the rights of End Customer regarding railcars and barges provided by End Customer, the approved rail and barge shipping origin(s) listed on Exhibit 1, Minimum Trainload Requirements and Maximum Load Limit Requirements of the Exhibit A Terms, all of which shall be communicated by COALSALES II to Patriot along with any changes thereto as requested by End Customer pursuant to its rights under the End Customer Contract. Any penalties arising from Patriot’s failure to comply with the foregoing requirements, except those caused by End Customer, shall be paid by Patriot to COALSALES II who shall pass along such payments to End Customer. Any changes desired by Patriot to the approved rail or barge shipping origin(s) listed on Exhibit 1 of the Exhibit A Terms are subject to the prior written consent of End Customer, and all increased transportation, barging, and/or handling costs arising therefrom shall be borne solely by Patriot. Patriot shall notify COALSALES II of any such change requests, and COALSALES II shall exercise commercially reasonable efforts to gain End Customer’s approval and shall notify Patriot of End Customer’s approval or denial of the change.

4.6	Article III, Section 1(b) (Substitution Rights). It is understood and agreed by the parties hereto that for purposes of this Agreement, Patriot shall have no rights of substitution with respect to Alternative Substitute Sources (as set forth in Exhibit 1-A of the Exhibit A Terms). The foregoing notwithstanding, Patriot may, at any time during the course of this Agreement, request the right to provide coal to COALSALES II from substitute sources, and COALSALES II shall have the right, in its sole discretion, to grant or deny such request, provided, however, that if COALSALES II is not fully utilizing the substitution rights provided to it under the End Customer Contract, the parties agree to meet periodically to discuss alternatives to optimize the substitution rights under the End Customer Contract to the mutual benefit of the parties. Notwithstanding anything to the contrary in this Agreement, Patriot shall not have any liability nor have any obligation and/or responsibilities with respect to coal supplied by COALSALES II from sources other than Patriot under this Agreement to satisfy the delivery requirements under the End Customer Contract. For purposes of clarity, the Quantity of coal to be supplied under this Agreement shall not be reduced by deliveries of coal under the End Customer Contract by COALSALES II from any sources not provided by Patriot. In addition, should End Customer claim a force majeure event under the End Customer Contract during any period of time when COALSALES II is supplying coal from any sources not provided by Patriot under the End Customer Contract, then COALSALES II shall prorate among Patriot and such other sources any reduction in deliveries claimed by End Customer resulting from such force majeure event in proportion to the quantity of scheduled shipments from Patriot and such other sources during the period of the such force majeure event.
4.7	Article IV (Payment). For coal purchased hereunder that is shipped to End Customer, promptly after receipt from End Customer of weight, analytical, and pricing data for a given half-month, as required under the End Customer Contract, COALSALES II shall submit such information to Patriot; and Patriot shall, as soon as commercially practicable after receipt of such information, prepare and submit to COALSALES II the invoice for the half-month that corresponds to such information. With respect to coal that is resold by COALSALES II into the market, certified origin weights and analysis provided by Patriot shall govern payment. All invoices shall be submitted by Patriot directly to COALSALES II at the billing address(s) provided by COALSALES II (e.g. mail, facsimile and EDI as applicable), in accordance with the same procedures governing COALSALES II’s submission of invoices to End Customer under the Exhibit A Terms. COALSALES II shall have twenty two (22) calendar days after the close of such half-month to submit payment to Patriot. Patriot agrees that in the event of a payment dispute between COALSALES II and End Customer, it will cooperate fully with COALSALES II and will take all reasonable measures to assist COALSALES II in resolving any issues with End Customer relating to invoices, payment, and collection of all outstanding amounts due from End Customer.

4.8	Article VI, Sections 1 – 4 (Base Price and Base Price Adjustments).
(a)	Relationship of Monthly Prepayments to Price. For purposes of clarity, the Monthly Prepayment obligations of COALSALES II under Article 2 hereof shall not be credited against the Patriot Base Price or the Patriot Selling Price, nor shall the Patriot Base Price or the Patriot Selling Price be reduced as a consequence of the Monthly Prepayments made under Article 2.

(b)	Patriot Base Price During Original Term for Maximum Quantity. The “Patriot Base Price” for quantities of Specification “A” coal purchased by COALSALES II hereunder during a given Contract Year in the Original Term up to the Maximum Quantity (as set forth in Section 4.4 hereof) shall equal the greater of (a) the Base Price per ton, as adjusted pursuant to the Exhibit A Terms, as if it were used to determine the Selling Price to be charged by COALSALES II to the End Customer or (b) the Patriot Base Price set forth in the following table:

PATRIOT BASE PRICE*
CONTRACT YEAR	(per ton)
2007	$****

2008	$****

2009	$****

2010	$****

2011	$****

2012	$****

*	Before adjustments for premiums, penalties and changes in law.
(c)	Patriot Base Price During Original Term for Additional Quantities. The “Patriot Base Price” for quantities of Specification “A” coal (if any) purchased by COALSALES II hereunder during a given Contract Year in the Original Term in excess of the Maximum Quantity (as set forth in Section 4.4(b) hereof) shall equal the greater of (a) the Base Price per ton, as adjusted pursuant to the Exhibit A Terms, as if it were used to determine the Selling Price to be charged by COALSALES II to the End Customer or (b) $**** per ton (before adjustments for premiums, penalties and changes in law).

The calendar year-to-date quantity of coal purchased by COALSALES II from Patriot under this Agreement will be monitored on a monthly basis. The Patriot Base Price of all tons of coal purchased during a given Contract Year up to the Maximum Quantity set forth in Section 4.4 hereof will be determined in accordance with Section 4.8(b) hereof, and the Patriot Base Price of all tons of coal purchased during the same Contract Year in excess of the Maximum Quantity will be determined in accordance with this Section 4.8(c).

(d)	Patriot Selling Price During Original Term. The “Patriot Selling Price” per ton at which COALSALES II will purchase coal from Patriot under this Agreement during the Original Term will equal:
(i)	the Patriot Base Price per ton (as determined above under this Section 4.8),

(ii)	adjusted for the discounts described in Article V of the Exhibit A Terms (an example of the discounts applied to the Patriot Base Price as per Article V of the Exhibit A Terms is set forth in Exhibit B, attached hereto and incorporated herein), and

(iii)	adjusted for quality pursuant to Section 4.11 of this Agreement.
4.9	Article VI, Section 3(c)(i) (Changes in Law).
(a)	If Patriot desires, in accordance with the terms of Article VI, Section 3(c)(i) of the Exhibit A Terms, to adjust the Base Price of the coal sold to End Customer and adjust the Patriot Base Price hereunder, COALSALES II shall use commercially reasonable efforts to obtain End Customer’s consent to such adjustment. If End Customer agrees, the Base Price under the Exhibit A Terms and the Patriot Base Price hereunder shall be adjusted accordingly.

(b)	If, however, End Customer does not agree to an adjustment to the Base Price of coal sold to End Customer under the End Customer Contract which had been proposed pursuant to the provisions of Section 4.9(a) hereof, and as a result thereof indicates its intention to terminate the End Customer Contract pursuant to its rights under Article VI, Section 3(c)(i) of the End Customer Contract, COALSALES II shall notify Patriot of the pending termination, and Patriot shall have the option of (a) allowing this Agreement to concurrently terminate with the End Customer Contract, or (b) nullifying such End Customer termination by waiving its right to all or a portion of such proposed adjustment in accordance with the terms of Article VI, Section 3(c)(i) of the End Customer Contract. Patriot shall, within eight (8) calendar days of receiving notice from COALSALES II, notify COALSALES II of its decision as to the foregoing options.
4.10	Article XIV – Buyer’s Right To Market Coal.
(a)	COALSALES II shall have the right, in its sole discretion, to resell to any third party coal purchased from Patriot under this Agreement. It is understood and agreed that if COALSALES II elects to resell such coal to a third party, it shall have the right to claim force majeure under this Agreement with respect to such resold coal; provided that deficiencies in Specification “A” coal shall be made up by COALSALES II within 12 months after the end of the force majeure event, subject to a mutually agreed schedule. If Patriot claims a force majeure event, COALSALES II has the right to require that Patriot make up deficiencies in accordance with the provisions of the Exhibit A Terms, regardless of whether the Quantity of coal is sold to End Customer or has been resold into the market.
(b)	With respect to coal that is resold by COALSALES II into the market, certified origin weights and analysis provided by Patriot shall govern payment; and quality adjustments will be determined based upon formulas set forth in the Exhibit A Terms utilizing such certified origin weights and analysis.
4.11	Article VII – Adjustment of Price for Quality. Premiums and penalties per ton to be paid or credited by COALSALES II to Patriot under this Agreement shall be calculated on the Base Price charged by COALSALES II to End Customer under the Exhibit A Terms.

4.12	Article IX (Other Governmental Legislation, Regulations, and Orders). If End Customer exercises its right under Article IX of the End Customer Contract to request delivery of a quality of coal having different specifications or in different quantities from the coal specified under Article II of the End Customer Contract (“Alternative Coal”), COALSALES II shall so notify Patriot, and Patriot shall have the option, using any alternative sources, including its affiliates or reserves, to supply such Alternative Coal to COALSALES II for the remainder of this Agreement. If Patriot does not agree to exercise the option to supply Alternative Coal, COALSALES II shall have the right to obtain the Alternative Coal from other supply sources as it sees fit, in its sole discretion, in order to deliver the Alternative Coal to End Customer, in which event, COALSALES II shall pay to Patriot liquidated damages in the same amount that would otherwise have been paid to COALSALES II by End Customer had the End Customer Contract terminated under Article IX, Section 5 thereof. The foregoing shall not apply in the event that COALSALES II elects to continue to purchase the full quantity of Specification “A” coal under this Agreement after the occurrence of the event that would otherwise trigger the payment of liquidated damages.

4.13	Article XIX (Notices). COALSALES II’s address for notices will remain the same. Patriot’s address for notices is as follows:
Patriot Coal Sales LLC
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Fax: (____) _____-_______
Attention: General Counsel
5.	PATRIOT SELLING PRICE DURING EXTENDED TERM
5.1	Scope of Article 5. This Article 5 governs the price of coal purchased by COALSALES II from Patriot under this Agreement during the Extended Term, if any. The price of coal purchased by COALSALES II from Patriot under this Agreement during the Original Term will be governed by Section 4.8.
5.2	Extended Term Pricing Periods. For purposes of determining the Market Price (as defined below), and consequently the Patriot Base Price and Patriot Selling Price, during the Extended Term, the Extended Term will be divided into the following three pricing periods:
(1)	The “First Extended Term Price Period” will commence upon the start of the Extended Term and, if the Extended Term is longer than 24 months, will end at the end of the 24th month of the Extended Term.

(2)	If the Extended Term is longer than 24 months, the “Second Extended Term Price Period” will commence upon the end of the First Extended Term Price Period and, if the Extended Term is longer than 48 months, will end at the end of the 48th month of the Extended Term.

(3)	If the Extended Term is longer than 48 months, the “Third Extended Term Price Period” will commence upon the end of the Second Extended Term Price Period and will end upon the expiration of the Extended Term.
The First, Second and Third Extended Term Price Periods will each be referred to herein as an “Extended Term Price Period”.
5.3	Determination of Market Price.
(a)	“Market Price” per ton of Specification “A” coal for each Extended Term Price Period will be determined: (i) by mutual agreement of the parties in accordance with Section 5.3(b) hereof during the First Negotiation Period (as defined in Section 5.3(b)(i) hereof); (ii) if the parties are unable to mutually agree upon a Market Price after the First Negotiation Period, then the Market Price will be determined by mutual agreement of the parties in accordance with Section 5.3(b) hereof during the Second Negotiation Period (as defined in Section 5.3(b)(ii) hereof); or (iii) if the parties are unable to mutually agree upon a Market Price after the Second Negotiation Period, then the Market Price will be determined pursuant Sections 5.3(c) through 5.7 hereof.

(b)	During the First Negotiation Period and, if necessary, the Second Negotiation Period, the parties shall meet regularly and work together exercising good faith attempts to reach a mutually agreed Market Price for Specification “A” coal, which Market Price shall not be adjusted pursuant to Section 5.7.
(i)	The “First Negotiation Period” shall mean (1) for the First Extended Term Price Period, the period January 15, 2012 through March 1, 2012, (2) for the Second Extended Term Price Period, the period January 15, 2014 through March 1, 2014, and (3) for the

Third Extended Term Price Period, the period January 15, 2016 through March 1, 2016.
(ii)	The “Second Negotiation Period” shall mean (1) for the First Extended Term Price Period, the period May 1, 2012 through May 31, 2012, (2) for the Second Extended Term Price Period, the period May 1, 2014 through May 31, 2014, and (3) for the Third Extended Term Price Period, the period May 1, 2016 through May 31, 2016.
(c)	If the parties are unable to mutually agree upon a Market Price under Section 5.3(b) hereof after the Second Negotiation Period, then the Market Price will be determined in accordance with this Section 5.3(c). Commencing on the first day of each Market Price Period (as defined in Section 5.3(c)(i)), for each business day during which data is available, COALSALES II will calculate the simple average of the daily “bid” and “ask” prices from the three “Approved Pricing Sources” (as defined in Section 5.3(c)(ii)) for the Central Appalachian CSX-BSK 12,500 Btu/lb <1% sulfur rail product for the applicable Extended Term Price Period. This average will be the “Index Based Market Price”.
(i)	“Market Price Period” shall mean (1) for the First Extended Term Price Period, the period February 1, 2012 through May 31, 2012, (2) for the Second Extended Term Price Period, the period February 1, 2014 through May 31, 2014, and (3) for the Third Extended Term Price Period, the period February 1, 2016 through May 31, 2016.

(ii)	The three “Approved Pricing Sources” under this Agreement are: ICAP United, Inc.; Evolution Markets, Inc.; and TFS Energy, LLC. If any of the foregoing Approved Pricing Sources is discontinued, altered or otherwise becomes unavailable, then either party may suggest a replacement, but if the parties are unable to agree upon a replacement, the Index Based Market Price shall be determined using the average of the remaining two Approved Pricing Sources. If two of the three Approved Pricing Sources are discontinued, altered or otherwise become unavailable, the parties shall work in good faith to choose one mutually agreeable replacement broker source (which shall thereafter be deemed an Approved Pricing Source); and the Index Based Market Price shall henceforth be determined using the average of the remaining Approved Pricing Source and the newly appointed Approved Pricing Source. If the parties are unable to reach agreement within a reasonable period of time as to such replacement Approved Pricing Source, the matter shall be determined by arbitration in accordance with Section 6.3 of this Agreement.

5.4	SO2 Adjustment. The Index Based Market Price shall be adjusted to reflect a sulfur value of 1.2lbs SO2 /MMBtu.
SO2 Adjustment = (((1.60 – 1.20) x 12,500 Btu)/1,000,000) X SA
Where:
“SA”	means the simple average value of the published monthly Air Daily Price Index for an SO2 emission allowance for the months of the applicable Market Price Period or, if such index ceases to be published, by such mutually agreed substitute broker which accurately measures the market value of SO2 emission allowances.
5.5	Btu Adjustment. The Index Based Market Price will be adjusted to reflect contract calorific value according to the following formula:
Btu Adjustment = Index Based Market Price x ((12,300 – 12,500)/12,500)
5.6	Patriot’s Premium. “Patriot’s Premium” equals the fixed amount of $****/ton, which represents a premium to the Index Based Market Price to reflect the volume and terms and conditions under the Exhibit A Terms.

5.7	Market Price During Extended Term. If the Market Price is being determined pursuant to Section 5.3(c) hereof, then the Market Price per ton during each Extended Term Price Period will equal:
(a)	the Index Based Market Price per ton for that Extended Price Term Period, as determined under Section 5.3(c),

(b)	plus the “SO2 Adjustment” determined under Section 5.4,

(c)	plus the “Btu Adjustment” determined under Section 5.5, and

(d)	plus “Patriot’s Premium” determined under Section 5.6.
COALSALES II will provide the Market Price, along with the calculation thereof pursuant to this Section 5.7, to Patriot within fifteen (15) days following the Second Negotiation Period, and Patriot will provide written notice of its acceptance or rejection of the Market Price to COALSALES II no later than June 30th of that year. In the event Patriot rejects COALSALES II’s calculation of the Market Price, then the calculation of Market Price will be determined by one or more arbitrators in an arbitration proceeding pursuant to Article 6 of this Agreement, and such determination will be final and binding upon the parties. Such arbitration proceeding must be completed within 90 days after commencement.

5.8	Patriot Base Price During Extended Term. The “Patriot Base Price” will equal the Market Price for each Extended Term Price Period.

5.9	Patriot Selling Price During Extended Term. The “Patriot Selling Price” per ton at which COALSALES II will purchase coal from Patriot under this Agreement during each Extended Term Price Period will equal:
(a)	the Patriot Base Price per ton for that Extended Term Price Period, as determined under Section 5.8, and

(b)	adjusted for quality pursuant to Section 4.11 of this Agreement.
For the sake of clarity, during the Extended Term, the Patriot Selling Price will not be reduced pursuant to Article V of the End Customer Contract regardless of End Customer nominations of quantity.
6.	RESOLUTION OF DISPUTES
6.1	Notice of Dispute. Disputes arising pursuant to this Agreement shall be resolved in accordance with this Section. Either party may invoke the procedures of this Section by written notice to the other party claiming the existence of a dispute and describing the nature of that dispute (the “Dispute Notice”).

6.2	Resolution of Disputes. Any dispute between the parties arising under this Agreement first shall be referred for resolution to a senior representative of each party. Upon receipt of a notice describing the dispute, designating the notifying party’s senior representative and indicating that the dispute is to be resolved by the parties’ senior representatives under this Agreement, the other party shall promptly designate its senior representative to the notifying party. The senior representatives so designated shall attempt to resolve the dispute on an informal basis as promptly as practicable. The parties agree that they shall negotiate expeditiously in good faith in an effort to resolve any disputes arising under this Agreement. In the event a dispute cannot be resolved by negotiation within thirty (30) days after the date that the Dispute Notice was received by the other party, or within such other period as the parties may jointly agree, the parties agree to consider the use of a mini-trial or other informal procedure such as umpire settlement (“Informal Procedure”) to resolve the dispute. An Informal Procedure shall be utilized only if the parties agree in writing on the procedures to be followed and whether the resulting determination shall be binding. All disputes that are resolved by negotiation or through a binding Informal Procedure shall be acknowledged in writing by both parties. Any dispute that is not resolved nor committed to final and binding resolution by means of an Informal Procedure within ninety (90) days of the date the Dispute Notice was received by the other party may, within one hundred (100) days of the date of the Dispute Notice, be referred to arbitration by either party and the same shall be resolved not later than one hundred fifty (150) days after such referral to arbitration in accordance with

Section 6.3 below. A disputed matter that is not submitted to arbitration as provided herein shall be deemed to have been waived.
6.3	Arbitration. Any controversies or claims arising out of or relating to this Agreement or the breach hereof which are not resolved by negotiations between the parties, or which is not committed to final and binding resolution by means of an Informal Procedure, shall be determined by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association; provided, however, the arbitrator(s) selected shall be a person knowledgeable of the subject matter of the arbitration. Judgment may be entered on the arbitration award in any court having jurisdiction. Unless otherwise agreed in writing by COALSALES II and Patriot, performance of their respective obligations under this Agreement shall be continued in full by the parties during the arbitration process. The parties stipulate that this Agreement constitutes a contract evidencing a transaction involving commerce and that this section is enforceable under the Federal Arbitration Act (9 U.S.C.A. §§ 1 et seq.).
[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES ON NEXT PAGE.]

     IN WITNESS WHEREOF, COALSALES II and Patriot have executed this Agreement as of the Effective Date.

PATRIOT COAL SALES LLC	COALSALES II, LLC, Formerly known as Peabody Coalsales Company

By:	By:

Name:	Name:

Title:	Title:

Exhibit A
Exhibit A Terms
Table of Contents

ARTICLE	TITLE	Page
I	Term of Agreement	1
II	Quantities & Deliveries	1
III	Specifications, Quality & Weight	15
IV	Payment	33
V	Price	34
VI	Base Price & Base Price Adjustments	35
VII	Adjustment of Price for Quality	44
VIII	Sampling and Analysis	47
IX	Other Governmental Legislation, Regulations, and Orders	50
X	Major Technological Improvements	53
XI	Administrative Program	54
XII	Force Majeure	56
XIII	Warranties and Dedication	59
XIV	Buyer’s Right to Market Coal	60
XV	Assignment	61
XVI	Government Compliance Certificate	62
XVII	Employee Interest	62
XVIII	Waiver and Limitation of Damages	63
XIX	Notices	63
XX	Liquidation of Seller’s Damages	64
XXI	Confidentiality	65
XXII	Finality	65
XXIII	Governing Law	65
Exh. 1	Seller’s Production Source(s), Reserves of Coal, Approved Coal, Approved Rail Shipping Origin(s), and Approved Barge Shipping Origins	68
Exh. 2	West Virginia Severance Tax	71
Exh. 3	Government Contractor Compliance Certificate	72

1

ARTICLE I
TERM OF AGREEMENT
     Section 1. The term of this Agreement shall be for a period of twenty (20) years and six (6) months commencing July 1, 1992, and continuing through and including December 31, 2012, (hereinafter “original term”) except as provided elsewhere in this Agreement.
     Section 2. Provided this Agreement is still in effect, Buyer shall have the optional right, but not the obligation, to extend the term of this Agreement for a period of up to sixty (60) months beyond the original term (such extended period hereinafter referred to as “extended term”) for coal produced from reserves of coal dedicated to this Agreement. Buyer shall give written notice of its election to extend the term for such additional period on or before January 1, 2012. Such notice by Buyer shall designate the length of the extended term. If such optional right of buyer is exercised, all provisions of this Agreement shall continue in full force and effect over the extended term designated by Buyer.
ARTICLE II
QUANTITIES & DELIVERIES
     Section 1. (a) For the purposes of this Agreement, the term “Contract Year” shall be defined as the period commencing January 1 of each calendar year and ending December 31 of each calendar year. Each following Contract Year shall commence on January 1 thereof and continue for a 12-month period thereafter. Each Contract Year shall consist of two Contract Half-Year periods, which shall respectively consist of the first six (6) months and the last six (6) months of each calendar year.

     Except as Buyer may elect as provided hereinafter, Seller shall deliver beginning January 1, 1995, two million five hundred thousand (2,500,000) tons of coal per Contract Year (1,250,000 tons per Contract Half-Year) (the “base quantity obligation”).
     Buyer may elect to increase or decrease the base quantity obligation for any Contract Half-Year(s) after 1999 by thirteen percent (13%) by giving Seller written notice of such election at least ninety (90) calendar days prior to the beginning of any such Contract Half Year. If no such notice is given, then the Contract Half-Year quantity obligation shall be deemed to be the minimum Contract Half-Year quantity (i.e., the base quantity requirement reduced by thirteen percent [13%]).
                    (b) Seller shall have the unilateral right to supply coal meeting the requirements of Specification “A” coal.
                    (c) At least sixty (60) calendar days prior to the beginning of each Contract Half-Year, Seller shall propose to Buyer, in writing, a schedule of monthly deliveries and shipping origin for such Contract Half-Year (the “scheduled quantity”); such proposed schedule shall provide for deliveries in approximately equal monthly quantities, and unless Seller is notified otherwise by Buyer, such schedule of monthly quantity obligations shall be accepted and implemented by both parties hereunder. It is acknowledged that such scheduled shipping origins (but not monthly quantity obligations) are to be provided for planning purposes and may be adjusted from time to time in accordance with the following sentence. Seller may by notice in writing by the twentieth (20th) day of the month prior to shipment, change the scheduled shipping origins for any subsequent month; provided, however, such changes shall not increase or decrease the total amount required to be delivered in such month.
                    From time to time and at any time after July 1, 2001, Buyer may elect to increase the scheduled quantity obligation for any month(s) by as much as five percent (5%) by giving Seller notice of such election no later than twenty (20) days preceding that month in which such deliveries are to be made. Such increased scheduled monthly quantity obligation shall remain in effect until such time as Buyer again gives notice of a subsequent change in the scheduled monthly quantity obligation. Buyer’s notification may be exercised verbally, but shall be confirmed in writing as soon as practicable. Buyer’s election to increase by as much as five percent (5%) is in addition to Buyer’s election to increase or decrease the Contract Half-Year by thirteen percent (13%) as set forth in Article II, Section 1(a).
                    (d) In addition, Seller shall be offered and have the right but not the obligation to accept spot coal supply purchase order(s) (such offer and acceptance rights hereinafter referred to as “Option Rights”) for coal to be delivered to the **** Plant in the amount of up to one hundred sixty-two thousand five hundred (162,500) tons during each Contract Half-Year after 1999 in which Buyer has elected to decrease the base quantity obligation for such Contract Half-Year by thirteen percent (13%), and in which Buyer intends to make spot purchases of coal during such Contract Half-Year from offers received from third parties. Buyer shall have no obligation to make spot purchases of coal in any Contract Half-Year.
                    The Base Price per ton of coal offered to Seller shall be that which is equivalent to the total adjusted delivered cost (in cents-per-million Btu and including Buyer’s adjustment for the ash and sulfur content of Seller’s coal) to the **** Plant that Buyer would expend for coal deliveries from such third party(ies).
                    Buyer shall notify Seller in writing of the quantity(ies), delivery period(s), and any other applicable terms and conditions regarding spot coal supply purchase order(s) for which such Option Rights apply, and of the FOB railcar price applicable to Seller for Specification “A” coal, calculated as stated above, which notification by Buyer shall be deemed to be an offer available for Seller’s acceptance. Seller shall then have ten (10) calendar days from its receipt thereof to accept such offer and notify Buyer in writing of such acceptance. Any such acceptance shall culminate in an enforceable spot coal supply purchase order, and Buyer and Seller within a reasonable time thereafter shall execute a written document setting forth the terms thereof. Seller’s failure to so accept shall result in the quantity(ies) so offered being deducted from said one hundred sixty-two thousand five hundred (162,500) ton amount of Option Rights for the applicable Contract Half-Year.
                    (e) In addition to, but independent of, the base quantity and/or any exercised options in Contract Half-Year quantity, Seller shall ship 234,500 tons/year of Specification A coal each year during calendar years 2006, 2007 and 2008 (“2004-2005 Shortfall”)
                    (f) Buyer and Seller agree to reduce the base quantity obligation for Contract Year 2007 by One million Four Hundred Eighty Thousand (1,480,000) tons (the “2007 Reduction Quantity”). Notwithstanding the foregoing, and solely for the purpose of calculating (i) Buyer’s right to increase the base quantity obligation for any Contract Half-Year by thirteen percent (13%) pursuant to Article II, Section l(a) of this Agreement or (ii) Buyer’s right to increase the scheduled monthly quantity obligation by five percent (5%) pursuant to Article II, Section l(c) of this Agreement, the base quantity obligation for 2007 shall not change and shall be One Million Two Hundred Fifty Thousand (1,250,000) tons per Contract Half-Year and shall be unaffected by the 2007 Reduction Quantity.
                    (g) [Intentionally deleted]
                    (h) The first Two Hundred Thirty-four Thousand Five Hundred (234,500) tons shipped in Contract Year 2007 and in Contract Year 2008 shall be (i) credited toward full and complete satisfaction of the 2004-2005 Shortfall for Contract Year 2007 and

Contract Year 2008 and (ii) credited toward satisfaction of the 2007 Contract Quantity for Contract Year 2007 and the 2008 Contract Quantity for Contract Year 2008, respectively.
     Section 2. The term “ton” shall mean a net ton of 2,000 pounds avoirdupois weight.
     Section 3. (a) Except as provided in Article II, Section 4, Seller shall cause the coal that is to be delivered hereunder to be loaded into carrier- or Buyer-provided railcars (at Buyer’s option) at approved rail shipping origin(s) (hereinafter the “approved rail shipping origin”), as described on Exhibit 1, attached hereto and hereby made a part hereof, and properly consign such shipment in accordance with Section 5 of this Article and in accordance with Buyer’s rail transportation contract #****, as amended or superseded. New amendments or provisions to such rail transportation contract placing new or revised requirements on Seller regarding the loading of railcars and/or consignment of shipments hereunder, other than that provided for herein, shall be subject to Seller’s approval which shall not be unreasonably withheld.
     Seller shall not have the right to ship coal to be delivered under this Agreement from any rail shipping origin other than the approved rail shipping origin(s) listed on Exhibit 1, unless Seller shall first have obtained Buyer’s written approval of such additional shipping origin. Such written approval shall not be unreasonably withheld and shall further be conditioned upon Seller’s agreement to pay any increase in Buyer’s transportation costs (including, but not limited to, any take or pay penalty incurred by Buyer under its rail transportation contract for the **** Plant and/or the costs associated with the use or nonuse of Buyer’s railcars), that would increase the delivered price of coal to Buyer’s **** Plant if shipments were made from such proposed rail shipping origin as compared to the Harris loadout (OPSL No. 65289) for Specification “A” coal. Title to the coal and risk of loss thereof shall pass to Buyer as the loaded railcars are pulled from any such origin.

     Seller shall add the following notation on each Bill of Lading or Mine Card documents: “Subject to Contract #****” or as otherwise designated by Buyer to Seller. Seller shall cause the loadings to be tendered in unit train consignments each consisting of at least ninety (90) railcars, which shall be tendered in unit train consignments of at least ninety-six (96) railcars. If Seller is unable to load any railcar that has been placed for loading due to an unserviceable condition of a railcar, and has notified the railroad and Buyer of such unserviceable condition, Seller shall be relieved of any penalties for failure to comply with the minimum train size requirements that are attributable to such unserviceable railcar. Should Seller be limited to seventy-five (75) railcars at any approved rail shipping origin, and tender unit train consignments consisting of between seventy-five (75) and ninety (90) railcars, then Seller shall pay Buyer an amount equal to one-half of one percent (0.5%) of the Base Price for each ton of coal in such unit train.
     Seller shall provide, maintain, and operate at each approved rail shipping origin (except as further provided herein) a unit train loading facility, including coal storage and track to facilitate the proper loading of each unit train within twenty-four (24) hours of actual or constructive placement by the railroad. Seller agrees to operate said loading facility(ies) on a twenty-four (24) hours per day, seven (7) days per week basis.
     Seller agrees to load each unit train to comply with the Buyer’s Minimum Trainload Requirements and Maximum Load Limit requirements. To comply with Buyer’s Minimum Trainload Requirements, Seller shall load each unit train of coal to full visible capacity and an average lading weight of at least **** tons per steel railcar and **** tons per aluminum railcar if such railcars are Buyer-provided railcars. Seller shall load each unit train to a minimum of **** percent (****%) of the total marked load capacity of all the railcars in the unit train if such railcars are carrier-provided railcars. Additionally, Seller recognizes that Buyer shall be assessed a penalty by the railroad for phantom tons in the event that Seller fails to load each unit train to a lading weight of **** percent (****%) of the total of the marked load limit of all the railcars in the unit train. To comply with Buyer’s Maximum Load Limit Requirements, Seller shall not load any railcar in excess of a gross load limit, including lading and railcar, of **** pounds. Buyer shall have the right to alter the Minimum Trainload Requirements and Maximum Load Limit Requirements by giving Seller seven (7) days prior written notice; provided, however, Buyer’s Minimum Trainload Requirements shall not require Seller to load railcars to within **** tons of the Maximum Load Limit Requirement.
     If Seller fails to comply with the foregoing origin loading requirements and/or the Maximum Load Limit Requirements, Seller shall pay to Buyer the penalty charges assessed by the railroad. The charges will be those actually paid to the railroad and will not exceed those published in the railroad’s Freight Tariff No. ICC-CSXT-8200, Series, in effect when such charges were incurred. If Seller fails to comply with Buyer’s Minimum Trainload Requirement, then Seller shall pay to Buyer a penalty charge of $**** per ton or part of a ton that the average lading weight per railcar falls short of the Minimum Trainload Requirement times the actual number of tons in the unit train.
     (b) Should Buyer, in accordance with the terms of Article III of this Agreement, reject any railcar load(s) of coal in any shipment, Seller shall arrange for the removal of such rejected railcar(s). All costs assessed by the railroad, including but not limited to reconsignment charges, transportation charges, and demurrage charges, shall be to the account of Seller. In addition, if the rejected railcar(s) of coal are Buyer-provided railcar(s), then Seller shall also pay the per diem and mileage charges as defined in the Car Hire Tables of the Official Railway Equipment Register, ICC-REF-6411 Series, as amended. Such per diem charges shall be effective as of the first 7:00 AM following Buyer’s rejection until the railcar(s) are unloaded at a destination specified by Seller and then returned to a destination specified by (or by the railroad, if applicable) for further utilization. Such mileage charges shall be based on the loaded and empty miles traveled by the rejected railcar(s) from the point of rejection to such specified return destination.
     (c) During periods of freezing temperatures, Buyer shall provide notice on a weekly basis, regarding freeze-proofing. When directed by Buyer to use freeze-proofing agents, Seller shall cause these agents to be properly applied during loading in sufficient quantity for the coal to comply with the free flowing requirements (when received at the **** Plant or the alternative consigned destination, as applicable) expressed elsewhere in this Agreement, and Seller shall include the statement “Freeze Treatment Applied” on the shipping manifests. For each ton of coal delivered under this Agreement to which such freeze-proofing has been applied in strict accordance herewith, an amount of **** percent (****%) of the Base Price applicable thereto shall be added to the Selling Price of such coal.
     (d) Seller shall indemnify, save harmless, and defend Buyer, its agents, and its affiliates (all referred to in this sentence as “Buyer”) from and against any liabilities, expenses, claims, and all other obligations whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Buyer (whether severally, or in combination with others) and any reasonable attorneys’ fees and any other costs of litigation (all of which are hereinafter referred to as “liabilities”) arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, the railcars furnished hereunder (as applicable), between the time that such railcars are delivered to Seller or Seller’s agent and the time that custody thereof is properly returned to Buyer (or to Buyer’s agent carrier, if applicable), except for that portion of any such liabilities that rise out of Buyer’s contributing negligent acts or negligent omissions. Any injury or death to person(s) or damage to property as hereinbefore described shall be reported to Buyer by Seller immediately upon the occurrence thereof, and confirmed in writing as soon as possible.
     Section 4. During any calendar month(s), Buyer shall have the right, but not the obligation, to require that Seller deliver all or any portion of the scheduled quantity obligation of Specification “B” coal FOB barge rather than FOB rail by providing notice to Seller at least ten (10) days prior to the beginning of said calendar month. Said notice may be verbal, but shall be confirmed in writing as soon as practicable. In the event that Buyer exercises it right hereunder, Seller shall load such Specification “B” coal into Buyer-provided barges. Seller shall load all Specification “B” coal to be delivered hereunder into Buyer-provided barges at the approved barge shipping origin(s) (hereinafter the “approved barge shipping origin”) as described on Exhibit 1, attached hereto and hereby made a part hereof, at which time delivery and title for coal conforming to this Agreement shall pass to Buyer. Such barge shipments shall be tendered by Seller loaded to each barge’s normal draft capacity (each such barge of coal hereinafter referred to as “bargeload lot”) unless otherwise directed by Buyer or its agents.
     The loading, switching, movement, and fleeting of barges between the time Buyer delivers the barges and the time Buyer picks up the barges shall be at Seller’s risk and expense.
     Except for the movement between Anker Rail & River Terminal and Dippel Barge Facility, Seller shall not move, nor permit the movement of, any barge(s) provided by Buyer, or its agent, to any other location once the barge(s) are delivered at an approved barge shipping origin for loading, unless otherwise agreed to by Buyer. The movement of any barge(s) requested by Seller and approved by Buyer shall be arranged and directed by Buyer at Seller’s expense.
     In the event that an approved barge shipping origin is utilized by more than one supplier of coal to Buyer, Buyer shall arrange for the allocation and placement of barges on a weekly basis in response to the suppliers’ reasonable requests. Barge requests are to be made by Seller under this Agreement so as to provide for approximately equal weekly shipments in fulfillment of Seller’s monthly quantity obligation hereunder. Any request for an alteration to such allocation or placement shall be made to and, if approved, directed by Buyer’s Marketing and Transportation Section.
     Seller shall not have the right to ship coal to be delivered under this Agreement from any barge shipping origin other than the approved barge shipping origin(s) unless Seller shall first have obtained Buyer’s written approval of such proposed shipping origin. Such written approval shall not be unreasonably withheld and shall further be conditioned upon Seller’s agreement to pay any increase in barging and/or handling costs that would be incurred by Buyer for shipments made from the proposed shipping origin as compared to the Alloy Dock at Milepost 89.7 on the Kanawha River.
     (a) It shall be Seller’s obligation to provide adequate dock and harbor facilities at the approved barge shipping origin(s), to load barges in accord to Buyer’s or its agent’s request, and to dispatch and otherwise comply with reasonable requirements of Buyer or its agent’s barging and operating schedule.
     Seller shall indemnify, save harmless, and defend Buyer, its agents, and its affiliates (all referred to in this sentence as “Buyer”) from and against any liabilities, expenses, claims, and all other obligations whatsoever, including without limitation, all judgments rendered against and all fines and penalties imposed upon Buyer (whether severally, or in combination with others) and any reasonable attorneys’ fees and any other costs of litigation (all of which are hereinafter referred to as “liabilities”) arising out of injuries or death to any person(s), or damage to any property, caused by or related to, in whole or in part, the barges furnished hereunder, between the time that such barges are delivered to Seller or Seller’s agent and the time that custody thereof is properly returned to Buyer (or to Buyer’s agent carrier, if applicable), except for that portion of any such liabilities that arise out of Buyer’s contributing negligent acts or negligent omissions. Any injury or death to person(s) or damage to property as hereinbefore described shall be reported to Buyer by Seller immediately upon the occurrence thereof, and confirmed in writing as soon as possible.
     (b) Seller shall be responsible for all loss of, or damage to, any barge provided hereunder and for the loss of any coal in said barge (other than damage or loss due to normal wear and tear, latent or patent defects in the barge existing at the time of delivery) occurring after such barge has been delivered to Seller at the approved barge shipping origin and while in the custody, control, and possession of Seller. Seller shall reimburse Buyer for the cost to Buyer of repairing or replacing any such barge in an amount not to exceed its replacement value at the time of its loss or damage. Said replacement value shall be defined as the remaining year of life of said barge, divided by the expected life of said barge when new, and multiplied by the current market value of a new barge having similar design and capacity at the time of loss or damage. A barge shall be deemed to have been delivered to Seller and be in Seller’s custody, control, and possession, when it has been secured by or on behalf of Buyer or its agent at an approved barge shipping origin to await loading and shall be deemed to be picked up when untied for pick up by or on behalf of Buyer from such approved barge shipping origin.
     Seller shall have the right, but not the duty, to refuse to load any barges which Seller considers unseaworthy or contain an excessive amount of residual coal or extraneous material or are otherwise in unserviceable condition upon delivery to Seller. In such event, Seller shall promptly notify Buyer.
     (c) Seller shall be allowed three (3) free loading days for the loading of each barge delivered by Buyer to an approved barge shipping origin. A loading day shall commence at 7:00

AM of a calendar day and end at 7:00 AM the next calendar day. The first free loading day shall commence at the later of 7:00 AM of a calendar day immediately following the delivery of said barge, or 7:00 AM on the delivery date of the barge for loading specified in Seller’s notice.
     (d) The three (3) free loading days for a barge delivered shall end seventy-two (72) consecutive hours after they commenced. Actual loading days for a barge shall commence concurrently with the commencement of the three (3) free loading days and shall continue until the barge has been loaded and Buyer has been advised that the barge is loaded and available at the approved barge shipping origin for pick up by Buyer or its agent.
     (e) Seller shall maintain a demurrage account in which debits and credits for the loading of barges shall be recorded. One credit for each barge delivered to be loaded with coal shall be recorded in the demurrage account for each loading day for which the actual loading time for the barge is less than the free loading days for the barge set forth above, and one debit for each barge delivered to be loaded with coal shall be recorded in the demurrage account for each loading day, or part of a loading day, for which the actual loading time for the barge is greater than the free loading days provided above for loading the barge, and for each demurrage day accrued for each barge in a bargeload shipment rejected by Buyer as hereinafter provided.
     (f) At the end of each calendar quarter throughout the term of this Agreement, the demurrage account shall be balanced and settled as follows: Credits in the demurrage account shall be used to cancel debits in the demurrage account with one credit canceling one debit. Seller shall pay to Buyer the daily barge demurrage rate of $**** (which amount shall be adjusted in an amount proportional to the adjustments to the Base Price under Article VI hereof), for each debit in a demurrage account not so cancelled. There shall not be a payment for credits in the demurrage account. Excess credits in a demurrage account accumulated during each calendar quarter which remain unused following the balancing and settlement of the demurrage account shall be cancelled.
     (g) Should Buyer, in accordance with the terms of Article III of this Agreement, reject any bargeload lot(s) as provided for herein, Seller shall pay all barge transportation cost(s) associated with the shipment of such rejected bargeload lot(s), including the daily barge demurrage rate effective as of the first 7:00 AM following Buyer’s rejection and all other costs incurred by Buyer with respect to said shipment(s) from the time said bargeload lot(s) is (are) rejected until the barge(s) is (are) unloaded at a location designated by Seller and subsequently transported to a destination specified by Buyer for further utilization.
     Section 5. The coal to be delivered hereunder (unless and until otherwise directed by Buyer as hereinafter provided) shall be properly consigned by Seller (Rail Freight Collect if shipped by rail) for initial rail or barge delivery to Buyer’s **** Plant (also referred to in this Agreement as “Plant”). It is understood and agreed that, at any time and from time to time during this Agreement, Buyer shall have the right, but not the obligation, to have all or any of such coal consigned for alternative rail delivery, barge delivery, and/or to transload any rail deliveries into barges for subsequent barge delivery, as appropriate, to other alternative destinations. Buyer shall notify Seller of the alternative consignment of shipments, and Seller, at its own risk and expense, shall have the right to have an observer present at the unloading of such shipments. In the event of such alternative consignment, Buyer may only claim relief under Article IX hereof when conditions pertaining to the **** Plant would warrant Buyer’s claim, regardless of conditions at the alternative consigned destination.
     Additionally, in the event of such alternative consignment, Buyer may claim relief under Article XII hereof only when conditions pertaining to the alternative consigned destination would warrant Buyer’s claim regardless of conditions at the Plant.

     Section 6. For each unit train or bargeload lot shipment of coal hereunder, Seller, within twenty-four (24) hours of the completion of loading of such shipment, shall provide via computer or telecopier (actual method specified by Buyer) to the Plant (or to the applicable consigned destination, if other than the Plant), and to ****, Marketing and Transportation Section, a shipping notice showing unit train and railcar number(s) or barge number(s), estimated weight of the coal in each railcar or barge, shipping date, the rail shipping origin or the barge shipping origin from which shipment was consigned, and this Agreement’s contract number ****.
     Section 7. Buyer and Seller recognize the critical need to know the quality of the coal prior to delivery of the shipment to the Plant, due to existing and possible future government regulations related to the quality of coal that may be burned at Buyer’s power plants. Therefore, Seller shall sample and analyze the coal as it is loaded into each unit train or bargeload (lot(s) and notify Buyer, by telecopy, and/or Telex of the type of coal being shipped (i.e., Specification “A”) and the short proximate (calorific value per pound, percent moisture, percent ash, and percent sulfur) average analytical results of each unit train lot shipment or bargeload lot shipment, including the identifying number of the railcars or barges comprising such lot, within one (1) business day after the coal is loaded into the unit train or bargeload lot for delivery.

ARTICLE III
SPECIFICATIONS, QUALITY & WEIGHT
     Section 1. (a) The coal to be delivered hereunder shall be produced at approved production source(s) as defined in Exhibit 1. Seller shall have no right to deliver coal under this Agreement from any other production source without Buyer’s written consent that Seller may do so, which consent shall not be unreasonably withheld.
     In the event that Seller desires to supply coal from any other production source, Seller shall notify Buyer in writing of such proposed new source, documenting as follows: location of mineral tract(s); status of all legal interests in such tract(s); coal seam(s) designation (by tract[s]); typical proximate analysis from such seam(s); typical ultimate analysis from such seam(s); typical ash mineral analysis from such seam(s); trace element analysis from such seam(s); analysis of fusion temperatures, both in oxidizing and reducing atmospheres, from such seam(s); an analysis of the sulfur forms from such seam(s); an analysis of Hardgrove grindability for such seam(s); and any other pertinent information requested by Buyer.
     Seller shall not have the right to ship coal under this Agreement from any such proposed new production source except upon Buyer’s written approval of Seller’s request pursuant to the preceding paragraph, which shall be based upon Buyer’s reasonable determination of the suitability of such proposed source for Buyer’s purposes hereunder. Buyer shall require prior to its approval that: (i) the coal would meet the requirements of Article III, Section 2 and the “Contracted” specifications of Article III, Section 3(a) or 3(b) or this Agreement, as applicable; (ii) none of the aforementioned analyses (proximate, ultimate, ash mineral, trace element, fusion temperatures, sulfur forms, or grindability) differ in material respect from the coal from production sources initially approved in Exhibit 1; (iii) Seller owns or controls the reserves from which such coal would be produced; (iv) the reserves of coal are located in the state of West

Virginia; and (v) the supplying of such coal shall not result in a higher delivered price (¢/MMBtu) to Buyer than the coal shipped from the Harris loadout (OPSL No. 65289).
          In the event that Buyer gives written approval for such new source, subsequent shipments from such source shall be subject to this Agreement in all respects.
     (b) The Plant has not burned significant quantities of Specification “A”; however, the parties anticipate that such coals are suitable for use at the Plant. Except as provided below, Buyer shall have the right to suspend further shipments from any approved production source(s) and/or seam(s) at such production source(s) if Buyer reasonably determines through operating experience that the coal therefrom causes unsatisfactory performance at the Plant that cannot be corrected by Buyer through reasonable and prudent efforts without material cost to Buyer, even if such coal quality meets the requirements and specifications of Sections 2 and 3 of this Article. The cost of coal under this Agreement shall not be a basis for Buyer to invoke this right. Should Buyer exercise such right to suspend further shipments, Buyer shall give Seller written notice thereof, specifying the basis of such unsatisfactory performance and Seller shall have the obligation to propose and implement, if reasonable, a suitable cure for such unsatisfactory aspects of the coal to be supplied hereunder. Suspended shipments shall resume only if Buyer, in its reasonable judgment, agrees that such proposed cure can eliminate such unsatisfactory performance, subject to Buyer’s continuing rights under this Section 1 in the event of a subsequent determination of unsatisfactory performance. If Seller cannot cure such unsatisfactory performance that resulted in Buyer’s invocation of its suspension rights under this Section 1(b) and deliver coal in full conformance with this Agreement in all respects within 45 calendar days (or within a longer period as necessary for Seller to implement its cure to which Buyer has agreed, not to exceed 120 calendar days) after any suspension under this section 1(b), then Buyer may terminate Seller’s right to deliver coal from such previously approved production source(s) and/or seam(s).
     Seller shall have the right to require Buyer to perform test burns at the Plant, in an attempt to “permanently qualify” up to four (4) coal products to be delivered hereunder. The scheduling and quantity requirements of each such test burn shall be subject to Buyer’s reasonable discretion, but each test shall not exceed six (6) weeks in duration. A “permanently qualify(ied)” coal product shall be a coal that has been delivered and consumed independent of all other deliveries to the Plan from one approved production source and from one or more approved seams (the ratio of the seams in the blend, if applicable, shall be agreed prior to the test) during a test burn in which Buyer determines such coal has performed in a satisfactory manner in the Plant. Following each test burn, Buyer shall give Seller written notice in a timely manner as to the outcome of the test. In the event Buyer gives notice that the tested coal product is “permanently qualified,” Buyer shall not, thereafter, have a continuing right pursuant to this Section 1(b) to seek termination of deliveries of such “permanently qualified” coal product, so long as such coal from such production source, is not materially different from the coal supplied for the satisfactory test burn. Seller shall also have the right to have a representative at the Plant to observe any such test burn. The test burn quantity of coal shall be considered part of the annual quantity obligation provided by Seller under Article II and shall be subject to all other terms and conditions of this Agreement.
     Should Buyer terminate Seller’s right to deliver coal from such approved production source(s) and/or seam(s) at such production source(s), Seller shall have the obligation to replace the coal from other approved production source(s) and seam(s) or with a coal that Seller will propose for approval pursuant to Section 1(a) of this Article and that provides satisfactory performance (provided Seller can do so at a cost which is reasonably similar to that of the other coals of the same specification provided hereunder). Seller shall make a good faith effort to provide such replacement coal. If Seller is unable to provide such replacement coal at such cost, then the quantity of coal to be delivered under this Agreement shall be reduced by the amount of coal the parties anticipate to be provided from such terminated production source(s) and/or seam(s), and Buyer shall pay liquidated damages on each such undelivered ton according to the procedure outlined in Article XX. If Seller is able to provide such replacement coal at such reasonable cost, but elects not to, the quantity of coal to be delivered under this Agreement shall be reduced by the amount of coal the parties anticipated to be provided from such terminated production source(s) and/or seam(s) and Buyer shall not be liable for liquidated damages on the tons that the parties anticipated would be delivered from such terminated production source(s) and/or seam(s).
     In addition to the foregoing, Seller shall have the right, but not the obligation, to substitute up to **** tons per calendar year of rail coal from Alternative Substitute Sources(s) listed in Exhibit 1-A, beginning January 1, 2005 and ending December 31, 2012, provided that (i) such coal meets or is superior to the then current coal contract quality specifications, and (ii) the delivered price from such alternative source(s) shall not result in a higher FOB Mine Price or delivered price on a cents per million Btu (¢/mmBtu) basis to Buyer than the coal shipped from Seller’s Big Mountain Complex. Any increased cost on a ¢/mmBtu basis from such alternative source(s) shall be borne entirely by Seller (any cost decrease shall be to Buyer’s benefit). Seller’s right to substitute under this paragraph from any sources other than those listed in Exhibit 1-A shall be subject to Buyer’s written consent and successful testing of the substitute coal at the Plant and the subsequent amending of Exhibit 1-A to include such source.

     Section 2. The coal to be delivered hereunder shall have a maximum top size of two inches (2”), and shall be free flowing and free of extraneous material upon uploading at Buyer’s Plant.
     Section 3. (a) The coal from each respective approved rail shipping origin based upon the applicable analyses obtained pursuant to Article VIII, shall meet the following “Contracted” specifications under the table entitled “SPECIFICATION A” on a Contract Half-Month basis (except for lbs. SO2/MMBtu on both a Contracted and Suspension Half-Month weighted average basis, and for Volatile Matter on a Contracted Half-Month weighted average basis, which shall be additionally based on the combined weighted average of all shipping origins for Specification “A” coal as further provided for in footnote ***). Further, for the purposes of this Article, the following “Suspension” specifications under the table “SPECIFICATION A” shall also be applicable to the coal from each such respective origin on the indicated bases.

SPECIFICATION A
“As-Received” Basis
	Contracted	Suspension Basis
	Half-Month	Half-Month		Applicable Lot
	Wtd. Avg.	Wtd. Avg. (A)*		Wtd. Avg. (B)*
		Minimum	Maximum	Minimum	Maximum
Caloric Value (Btu/lb.)
Moisture (%)
Ash (%)
**Ash Loading (lbs. Ash/MMBtu)
Volatile Matter (%)
Hardgrove Grindability Sulfur (%)			****
**Sulfur Dioxide (lbs. SO2/MMBtu)
Ash Fusion Temp. (H=1/2W)°F, Red. Ats.

*	Definitions:
(A)=	the half-month weighted average analysis result (as determined under Article IV).

(B)=	the analysis result of the sample (or composite of samples, if more than one) representing each unit train of coal.

(C)=	the “suspension” specification for grindability shall be no less than X, where X = **** times ****, divided by the actual weighted average “As-Received” calorific value for such period.

N/A:	Not applicable.

**	For the purpose of determining the pounds of sulfur dioxide per million Btu and pounds ash per million Btu, the figures shall be rounded to the nearest one hundredth. For example, 1.604 pounds SO2 per million Btu shall mean 1.60 pounds SO2 per million Btu, while 1.605 pounds SO2 per million Btu shall mean 1.61 pounds SO2 per million Btu and shall be deemed, for example, not to have met a 1.60 pounds SO2 per million Btu specification.

***	The Half-Month weighted average SO2 from each approved rail shipping origin (except as hereafter provided) and collectively from all approved shipping origins shall not exceed a maximum **** pounds SO2/MMBtu effective May 1, 2001 and thereafter. Additionally, the maximum Contracted and Suspension Basis Half-Month weighted average for sulfer dioxide (1bs. SO2/MMBtu) shall be **** lbs. effective September 1, 1999 and thereafter for coal shipped from each of the following rail shipping origins: the Harris Mine, Rocklick Complex, and the Wells Complex. The Contracted Half-Month weighted average volatile matter from all approved rail shipping origins shall be greater than or equal to ****%. Additionally, the Contracted Half-Month weighted average for volatile matter shall be ****% (minimum) for coal shipped from the Harris Mine rail shipping origin.
(b)	[Intentionally deleted]

(c)	[Intentionally deleted]
     Section 4. In addition to all other remedies at law or in equity, except as specifically limited elsewhere in this Agreement, and in addition to the price adjustments provided for in Article VII, Buyer shall have the following rights and remedies upon Seller’s failure to conform with the requirements as set forth in Sections 1, 2, and 3 of this Article and/or Article II, Section 1.
     (a) Buyer shall have the right to reject any shipment if the coal in such shipment fails to conform to any requirement set forth in Article III, Sections 1 or 2. Buyer shall also have the right to reject a shipment if the coal in such shipment fails to conform to any requirement set forth in Article III, Section 3, applicable to said shipment. Should Buyer elect to exercise such right of rejection, it shall notify Seller of its election, such notification to be promptly confirmed in writing.
     (b) Buyer shall have the right to suspend further shipments of coal hereunder from any approved shipping origin(s) in the event the coal quality from such shipping origin(s) fails to meet the defined minimum or exceeds the defined maximum “Suspension” specifications as set forth in Section 3 of this Article, or if the coal fails to conform to any requirement set forth in Sections 1 or 2 of this Article and/or Article II, Section 1. Should Buyer exercise such right to suspend further shipments, Buyer shall notify Seller in writing within twenty (20) calendar days after the day or half-month period in which such failure occurs.
     (c) Upon receipt of Buyer’s notice of suspension, Seller shall suspend further shipments from such shipping origin(s) and make every reasonable effort to correct the conditions giving rise to the shipment(s) of coal failing to conform to specifications. Seller shall inform Buyer in writing on a weekly basis of such corrective actions taken by Seller.
     During such suspension, Seller shall, upon prior notice and subject to Seller’s reasonable safety requirements, permit Buyer’s full access to the mine(s) designated in Exhibit 1, and to all relevant engineering data and facilities related to such shipping origin(s). Buyer shall have the right, but not the duty, to participate in discussions relating to the matter and to recommend procedures to correct said matter.

     Such suspension shall continue until Seller provides buyer with assurances in writing that are acceptable to Buyer (such acceptance not to be unreasonably withheld) stating that the conditions causing shipment of nonconforming coal have been corrected and that Seller can and shall deliver coal meeting Article III, Sections 1 and 2 and Article II, Section 1 requirements and meeting all of the applicable specifications of Article III, Section 3.
     Upon receipt by Buyer of Seller’s satisfactory written assurances, shipments shall be resumed at the rate specified in Article II.
     (d) In the event that: (i) Seller fails to provide Buyer with satisfactory assurances within thirty (30) days after the date of Buyer’s notice of suspension as described in Article III, Section 4(b); or (ii) having provided such assurances, Seller fails to correct such conditions and resume shipments in the ensuing thirty (30) days thereafter; or (iii) after such resumption of shipments, Seller’s subsequent deliveries from the suspended shipping origin(s) at any time during the ensuing sixty (60) days fall below the minimum or exceed the maximum applicable “Suspension” specifications in Article III, Section 3, or fail to conform to the requirements of Article III, Sections 1 and 2, and Article II, Section 1; then Buyer shall have the right to hold Seller in anticipatory breach of this Agreement and enforce any and all claims for past, present, and future damages incurred or to be incurred by reason of such breach, subject to the limitation of consequential damages as specified in Article XVIII, Section 2.
     (e) Whether shipments suspended pursuant to Article III, Section 4(b) hereof shall be made up shall be subject to Buyer’s sole discretion, subject to a mutually agreeable schedule so that such make up tonnage shall be shipped no later than **** calendar days following the date of the resumption of deliveries after such suspension.

     (f) Seller shall, at all times, exercise reasonable care and diligence in its efforts to ship to Buyer coal which conforms to the “Contracted” specifications of Section 3 of this Article III.
     Section 5. The weight of the coal delivered pursuant to this Agreement shall be determined by Buyer at its expense. For rail deliveries, the accuracy of Buyer’s scale(s) shall be maintained between +**** percent. Buyer’s scale(s) shall be calibrated at least once every six (6) months in accordance with the guidelines established by the national Institute of Standards and Technology Handbook #44. Such calibrations shall be performed by a party, mutually agreeable to Buyer and Seller, in accordance with the aforementioned guidelines. For barge deliveries, Buyer’s conveyor belt scales at Buyer’s barge unloading facility(ies) shall be calibrated once each month to maintain them to within +**** percent accuracy. The testing and calibration of such conveyor belt shall be accomplished in accordance with the guidelines outlined in the National Institute of Standard and Technology Handbook #44, or other procedures which shall be mutually acceptable to Seller and Buyer. At Seller’s request, which Seller may make from time to time, Buyer shall inform Seller of the result of such testing and calibration. It shall be the responsibility of Buyer to arrange and schedule scale calibrations when required.
     Buyer shall give prompt notice by telephone or telegram and confirm such notice in writing to Seller if and when any scales are discovered to be in error beyond the limits established above. During any period when such scales are inoperable, determination of the quantities of coal delivered shall be made by a procedure to be established by agreement of Buyer and Seller. Seller shall have the right, but not the duty, to have a representative present at any and all times to observe the determination of weights and/or recalibration or testing of scales; however, Buyer shall not be obligated to notify Seller to be present. If Seller should at any time question the accuracy of the weights thus determined, Seller shall so advise Buyer and confirm the same in writing. Buyer shall arrange to test the scales and shall give written notice to Seller of the date of such test so that Seller may have a representative present. If such test shows the scales to be in error, they shall be adjusted to the required accuracy established above. If such test requested by Seller shows the scales to be within the applicable limits established above for the respective scale, then Seller shall pay all costs of such test, otherwise Buyer shall pay all such cost.
     If, upon testing pursuant to the above paragraph, the scales are determined to be in error beyond the limits established above, an adjustment of the payment to Seller shall be made based on the assumption that the condition causing the scales to be in error beyond such limits shall have existed with respect to all coal unloaded on and after thirty (30) calendar days prior to Seller’s notification to buyer that Seller questions the accuracy of the weights, or the date of the previous scale calibration, whichever is later. Such adjustments shall be in an amount equal to the difference in the weights as specified in the applicable invoices and the weights that would have been obtained had the scales not been inaccurate, multiplied by the price per ton as stated in said invoices.
     If, upon any regular calibration of the scales by Buyer, the scales are determined to be in error beyond the limits established above, an adjustment shall be made in the same manner provided in the preceding paragraph, such adjustment to be based on the assumption that the condition causing the scales to be in error beyond such limits shall have existed with respect to all shipments weighed on and after a date thirty (30) calendar days prior to such determination, or the date of the previous scale calibration, whichever is later.

     Any payments due by either party to the other, as a result of adjustments made pursuant to this Article III, Section 5, shall be paid within thirty (30) calendar days from the date of the determination thereof.
ARTICLE IV
PAYMENT
     Buyer shall pay Seller by wire transfer (recipient account per Seller’s advice) in United States Funds for all coal received, unloaded, taken into account, and accepted hereunder.
     Buyer shall submit to Seller the weight, analytical, and pricing data on such coal taken into account and accepted during each half-month within five (5) working days after each such half-month. Thereafter, Seller shall mail to Buyer, within two (2) working days of receipt of such information, an invoice (referencing the contract number ****), in triplicate, covering such half-month unloadings.
     Buyer shall make payment to Seller within twenty (20) calendar days after the close of such half-month, provided Seller’s invoice is submitted in accordance with the preceding paragraph.
     For the purpose of this Agreement, “month” shall mean a calendar month and “half-month” shall mean either the first fifteen (15) calendar days of a month or the calendar days in a month after the fifteenth (15th) calendar day thereof, as the case may be.
ARTICLE V
PRICE
     For coal accepted hereunder, the FOB railcar or FOB barge price for all approved shipping origins to be paid to Seller by Buyer (hereinafter “Selling Price”) for each ton thereof shall be the then applicable Base Price (as determined under Article VI) plus or minus such other charges or credits to the Base Price as determined pursuant to Article VII, and Article II, Section 3, if applicable.
     In the event Buyer elects to increase or decrease the base quantity obligation for any given Contract Half-Year after 1999, pursuant to Article II, Section 1, then the Selling Price for all coal shipped during said Contract Half-Year shall be adjusted by the following amounts.

Elected Base Quantity Obligation	Adjustment in
For Contract Half-Year	Selling Price
1,087,500 tons	+****% of the Base Price
1,412,500 tons	- ****% of the Base Price
     For all Specification “A” coal shipped on or after January 1, 2000, the Selling Price shall be decreased by ****% of the Base Price. Said ****% decrease shall be in addition to any other applicable price adjustment pursuant to this Article V.
     Beginning on January 1, 2007, the Selling Price for the next One Million Seven Hundred Twenty Thousand Five Hundred (1,720,500) tons (“2007 Contract Quantity”) shall be reduced by **** Dollars ($****) per ton (the “2007 Price Reduction”). Immediately upon completion of shipment of the 2007 Contract Quantity, the Selling Price for the next Three Million Two Hundred Thousand Five Hundred (3,200,500) tons (“2008 Contract Quantity”) shall be reduced by **** Dollars ($****) per ton (the “2008 Price Reduction”).
     The parties acknowledge and agree that the reduced Selling Price for the 2007 Contract Quantity shall apply to the next One Million Seven Hundred Twenty Thousand Five Hundred (1,720,500) tons delivered beginning January 1, 2007, whether or not all such tons are delivered in Contract Year 2007, and that the reduced Selling Price for the 2008 Contract Quantity shall apply to the Three Million Two Hundred Thousand Five Hundred (3,200,500) tons delivered immediately after the 2007 Contract Quantity, whether or not all such tons are delivered in Contract Year 2008.
ARTICLE VI
BASE PRICE & BASE PRICE ADJUSTMENTS
     Section 1. The initial Base Price shall be $**** per ton, effective January 1, 1992, comprised of Components and Subcomponents as shown in Section 4 of this Article. Such Base Price shall be subject to adjustments in accordance with the provisions hereinafter set forth in this Article VI.
     Section 2. The Base Price shall be redetermined, to the nearest tenth of a cent, on the dates designated and by the methods prescribed in Sections 3(a) through 3(d) of this Article. The Base Price as so adjusted shall be the Base Price applicable to any coal shipped on and after the effective date of any such adjustment and shall remain in effect until the Base Price is again adjusted pursuant to this Article.
     Section 3. Adjustable Components.
     (a) (i) Labor and Supplies Components. The Labor and Supplies Components (Labor shall be deemed to be inclusive of all benefits and related taxes, except as provided in Section 3(c)(i) of this Article) shall be adjusted effective January 1 and July 1 of each year commencing July 1, 1992. At such dates the average value of each respective index correlative thereto (per Section 4 of this Article) for the third, fourth, and fifth preceding months of such dates (e.g., August, September, and October for the January calculation and February, March, and April for the July calculation) shall be compared to the average value of each such respective index for the ninth, tenth, and eleventh preceding months of such dates, and **** percent (****%) of the respective percentage change (carried out four decimal places, e.g., 6.124% shall be 0.0612) in each such index shall be multiplied by the last previously effective Component or Subcomponent amount of the Base Price correlative thereto. The amounts per ton of increase or decrease so obtained shall be added to or subtracted from, as the case may be, the last previously effective amount of such respective Component or Subcomponent, and the resulting amounts per ton shall become the then effective amounts per ton for such Components and Subcomponents of the Base Price.
          (ii) Capital & Other Direct Costs Component. The Capital & Other Direct Costs Component shall be adjusted effective January 1 and July 1 of each year commencing July 1, 1992. At such dates the value of the index correlative thereto (per Section 4 of this Article) for the second quarter preceding such dates (e.g., third quarter index of the preceding year for the January calculation) shall be compared to the value of the index for the fourth quarter preceding such dates, and **** percent (****%) of the percentage change (carried out four decimal places, e.g., 6.124% shall be 0.0612) in such index shall be multiplied by the last previously effective amount of the Capital & Other Direct Costs Component. The amount per ton of increase or decrease so obtained shall be added to or subtracted from, as the case may be, the last previously effective amount of the Capital & Other Direct Costs Component, and the resulting amount per ton shall become the then effective amount per ton for such Component of the Base price.
     (b) Assessments Components. The Assessments Component shall be adjusted effective on the first day of the next half-month following the effective date of any change occurring after May 1, 1992 (except when such change is effective on the first day of a month in which case the Assessments Component shall be adjusted as of such date) in the assessment to Seller for Federal Reclamation Fee, Federal Black Lung Excise Tax, West Virginia Special Reclamation Tax, and West Virginia Mines and Minerals Operations Fund Tax, as further defined in this Section 3(b). Such amounts shall be adjusted for any related tax credits allowed Seller. For the purposes of calculating price adjustments under this Section 3(b), all adjustments shall be deemed to be based on those assessments applicable to underground mining.
     The initial amounts of the Federal Reclamation Fee and the Federal Black Lung Excise Tax as shown in Section 4 below are net of a four percent (4%) deduction for moisture content in excess of inherent moisture ($.150 - $.006 = $.144 Federal Reclamation Fee, and $1.100 - $0.044 = $1.056 Federal Black Lung Excise Tax). In the event of an adjustment to the base amounts of $0.150 per ton and $1.100 per ton for the Federal Reclamation Fee and the Federal Black Lung Excise Tax respectively, the adjusted amounts pursuant to this Section 3(b) shall reflect said four percent (4%) deduction for moisture content in excess of inherent moisture. Said four percent (4%) deduction shall be fixed and firm for the term of this Agreement.
     (c) Changes in Law. Seller hereby certifies that to the best of its knowledge the approved production source(s) are in good faith compliance with the rules, practices, and standards issued by any governmental agency with respect to legislation, regulations, rules, or mandates which were in effect either by interim or final rules, or passed, adopted, or promulgated but to go into later effect, as of May 1, 1992.
          (i) In the event of the enactment, modification, revision, or changes in the interpretation as set forth in a legally enforceable written policy memorandum from the applicable governmental entity or decision by a court of competent jurisdiction of any federal, state or local legislation, regulations, rules, or mandates issued pursuant thereto, including but not limited to the Federal Mine Safety & Health Act of 1977 and the Surface Mining Control and Reclamation Act of 1977, after May 1, 1992, which affect the bituminous coal industry with respect to reclamation; conservation; environmental protection; mine safety; mine working conditions and practices; ventilation; health; occupational hazards; research, reclamation, and conservation of mined area; or other aspects of coal production, and which increases or decreases Seller’s cost of producing coal under this Agreement, an equitable adjustment will be made to the current Base Price to recognize such changed cost; provided, however, there shall be no changes made in the Base Price hereunder for changed costs related to labor related benefits or taxes (except as provided in the immediately following paragraph), real or personal property taxes, corporate net income and franchise taxes, Federal Reclamation Fee, Federal Black Lung Excise Tax, West Virginia Special Reclamation Tax, and West Virginia Mines and Minerals Operations Fund Tax, inasmuch as the exclusive adjustments for such items are provided for in Subsection (a) and (b) hereof, (should any such item listed for exclusion become known by a different name, or should a new tax or assessment be levied for the same purpose(s), there shall likewise be no change under this Subsection (c) for any such item).
     Either party may request an adjustment pursuant to this Subsection (c) for (and specifically limited to) Buyer’s pro rata share of any changed costs to Seller (including offsetting reductions in cost, if any, for Seller’s payments to Plans and Trusts of or for the UMWA to the extent that such reductions result in payments which are less than $**** per hour, or the equivalent thereto on a per ton basis) due to any federal legislation enacted subsequent to the date hereof to address the change in funding of the UMWA 1950 and 1974 Pension or Benefit Plan and Trusts. However, any offsetting reductions shall not exceed the amount of any changed costs resulting from such federal legislation.
     Buyer shall have the right, but not the obligation, to terminate this Agreement should any such adjustment cause the Base Price to be increased by more than **** percent (****%) of its then current amount or should the total of all such adjustments under this Section 3(c) cause the

Base Price to be increased by more than **** percent (****%) of its initial amount as of January 1, 1992. Should Buyer terminate the Agreement as provided in the prior sentence, Seller may nullify such termination by giving written notice to Buyer within ten (10) calendar days after receiving Buyer’s notice of such termination that Seller permanently waives its right to the amount of such adjustment which is in excess of any such limits, as applicable.
     If any of the foregoing governmental actions cause Seller to incur any increase in costs as hereinbefore described, then Seller shall consider and, if in its good faith judgment determines it is warranted (as further defined), contest or appeal the legal basis of such actions and/or its application to Seller, with the objective of mitigating any resulting increase in the Base Price under this Article. Seller shall consult with Buyer in conjunction with making such determination, which shall be based upon, by way of illustration but not of limitation, the likelihood of prevailing in such action and by the economic impact, absent such contest or appeal, upon such Base Price.
     Seller shall notify Buyer in the event of any governmental action applicable under this Article and shall submit detailed documentation to allow determination of any such adjustment. Notwithstanding Article XI, Section 3, if Seller and Buyer are unable to agree within ninety (90) days of receipt by Buyer of Seller’s documentation as to the amount the price per ton should be adjusted or as to whether the event is applicable, then the matter shall be submitted to a firm of mining engineers and/or independent certified public accountants mutually agreeable to the parties for final determination, which shall be binding upon the parties. The costs associated with any such mining engineers’ and/or certified public accountants’ review shall be shared equally by the Buyer and Seller.

     If upon agreement or final determination, an adjustment in the cost per ton is found to be appropriate, appropriate credit for such amount on all tons shipped and accepted on and after the effective date of any such change resulting in such price adjustment, plus interest computed on the basis of the prime rate in effect at Citibank, N.A., commencing sixty (60) days after the effective date of such change, shall be made to the party to whom the benefit of such credit is due; provided, however, that Seller shall not be entitled to any such credit for such tonnage delivered prior to the date upon which Seller’s written request for such adjustment is received by Buyer, nor for interest for a period of sixty (60) days subsequent to such date of Buyer’s receipt.
          (ii) If Buyer elects to terminate this Agreement under the provisions of this Article VI, Section 3(c), then neither party shall have, after the effective date of such termination, any further obligation under this Agreement (except as provided by Article XX); provided, however, that such termination shall not affect any rights or obligations of Buyer or Seller existing under this Agreement for coal shipped or required to be shipped prior to the effective date of said termination.
     (d) West Virginia Severance Tax Component. The Base Price includes a component for West Virginia Severance Tax in the amount of five percent (5.00%) of the Base Price. Any time there is a change in any of the Base Price Components or Subcomponents or a change in the Severance Tax rate, a new Severance Tax Component shall be calculated in accordance with the formula set forth in Exhibit 2, attached hereto and hereby made a part hereof. Such components shall be adjusted for any related tax credits allowed Seller.
     Section 4. The amount of the initial Base Price allocated to each Component and Subcomponent thereof, and the index or method to be used for the adjustment of each such Component and Subcomponent, are as follows:

Initial Amount
Per Ton of Base
Component	Subcomponent	Price	Index Method
1. Labor	(a)	$ ****	NAICS Index No. CEU1021210006 Average Hourly Earnings – Coal Mining, published by Bureau of Labor Statistics

CPI-W Medical Care (BLS Table 6)

	(b)	****

2. Supplies	(a)	****	Mining Machinery and Equipment (PPI 1192, Table 6)

	(b)	****

	(c)	****	Electrical Power, Industrial South Atlantic (NAICS Index # PCU221122221122435)

****
	(d)		Mining Machinery & Equipment (PPI 1192-53)
****
	(e)		Petroleum Products Refined (PPI 057, Table 6)
****
	(f)		Externally Threaded Fasteners (PPI 1081-02, Table 6)
PPI-Industrial Commodities, Less Fuels and Related Products and Power, Table 8
3. Capital & Other Direct Costs		****	Implicit Price Deflator of the Gross National Product (Survey of Current Business, Table 7.13

Initial Amount
Per Ton of Base
Component	Subcomponent	Price	Index Method
4. Assessments
a. Federal Reclamation Fee		****	Shall be adjusted pursuant to Article VI, Section3(b)

b. Federal Black Lung Excise Tax		****

c. WV Special Reclamation Tax		****

d. WV Mines and Minerals Operations Fund Tax		****

5. Changes in Law		****	Shall be adjusted pursuant to Article VI, Section3(c)
6. WV Severance Tax		****	Shall be adjusted pursuant to Article VI, Section 3(d)

INITIAL FOB BASE PRICE		$ ****

ARTICLE VII
ADJUSTMENT OF PRICE FOR QUALITY
     In order for the Selling Price to accommodate variations in calorific value and the sulfur dioxide value of the coal delivered hereunder, there shall be an amount added to or subtracted from the Base Price as provided in this Article.
     Section 1. If the weighted average calorific value of the Specification “A” coal received at each respective consigned destination during the half-month period is greater than the applicable “Contracted” half-month weighted average specification (“Guaranteed”) Btu per pound, then there shall be an amount added to the Base Price, as determined by the following formula, to arrive at the Selling Price for such coal:

Amount Per Ton of Increase for Caloric = Value	(Actual Btu – Guaranteed Btu) x (Guaranteed Btu)	**** x Base Price Redetermined Pursuant to Article V and Article VI
provided, however, that no premium shall be paid for the increment, if any, by which the calorific value of such coal exceeds the Guaranteed Btu by 1000 Btu per pound.
     Section 2. If the weighted average calorific value of the Specification “A” coal received at each respective consigned destination during the half-month period is less than the Guaranteed Btu per pound, then there shall be an amount subtracted from the Base Price, as determined by the following formula, to arrive at the Selling Price for such coal:

Amount Per Ton of Decrease for = Caloric Value	(Guaranteed Btu – Actual Btu) x (Guaranteed Btu)	Base Price Redetermined Pursuant to Article VI
     Section 3. An initial amount of **** dollars ($****) per ton, subject to adjustment of such initial amount as provided herein, shall be deducted from the Base Price to arrive at the

Selling Price for each unit train lot or bargeload lot (or a composite of two (2) or more bargeload lots) of coal shipped having a sulfur dioxide (SO2) value greater than the maximum SO2 Applicable Lot “Suspension” specification applicable under Article III, Section 3. This deduction shall be in addition to the Btu quality adjustment as provided in Sections 1 and 2 of this Article and to Buyer’s other remedies as provided in Article III of this Agreement.
     At any time such shipments occur, the percentage change (carried out four decimal places, e.g., 6.124% shall be 0.0612) between the initial Base Price and the adjusted Base Price applicable to such coal shall be multiplied by **** dollars ($****) and the amount obtained (rounded to the nearest tenth of a cent) shall be added to or subtracted from, as the case may be, the **** dollars ($****) in lieu of any such previous adjustment thereto and the amount thus obtained shall be the applicable Selling Price deduction for SO2 quality of such coal.
     Section 4. [Intentionally deleted]
     Section 5. In addition to the foregoing provisions of this Article, during the period on and after September 1, 1999, if the combined weighted average sulfur dioxide per million Btu value of Specification “A” coal received at the consigned destination from all approved shipping origins during a half-month period is more than 1.20 lbs. per million Btu, then there shall be an amount subtracted from the Base Price as determined by the following formula, to arrive at the Selling Price for such coal:

Amount Per Ton of Decrease for Excess. SO2 Value	= Actual lbs. SO2 /Btu – 1.20 lbs. SO2/Btu X **** X	Base Price Redetermined Pursuant to Article V and Article VI

Section 6. [Intentionally deleted]
ARTICLE VIII
SAMPLING AND ANALYSES
     Section 1. All coal delivered hereunder shall be sampled by Buyer using a mechanical sampling system before it is commingled with other coal and approximately at the time it is weighed by Buyer on Buyer’s scales. Buyer shall determine, by proper analyses made in its laboratory and at its expense, the “as-received” quality and characteristics of the coal. The sampling and analyses shall be performed in accordance with methods approved by the American Society for Testing and Materials (ASTM), or such other method as may be mutually acceptable. Except as otherwise provided in this Article, the results of the sampling and analyses by Buyer shall be accepted as the quality and characteristics of the coal delivered hereunder.
     Section 2. Seller shall have the right to have a representative present at any and all times to observe the sampling and to receive a split of the resultant laboratory pulp when sampling is being performed pursuant to Section 1 above, and Seller may also analyze the coal either from its own samples or from samples taken by Buyer. Buyer shall retain the remaining portion of the laboratory pulp of each coal sample until the twentieth (20th) day following the calendar half-month in which the applicable lot of coal represented by such sample was unloaded at the Plant so that Seller (and/or a commercial laboratory employed by Seller) may obtain and analyze a portion of such laboratory pulp. Seller’s analytical results obtained from such pulp portion, however, shall not be relevant for any purpose under the Agreement.

     Section 3. The results of the sampling and analyses by Buyer shall be accepted as the quality and characteristics of the coal delivered hereunder at each respective consigned destination; provided, however, that if Seller should at any time question the correctness of either the sampling or the analyses made by Buyer, Seller shall have the right to have up to two (2) unit trains of coal or up to six (6) bargeload lot(s) of coal hereunder individually sampled and analyzed by a commercial testing laboratory, mutually chose, and using mutually acceptable procedures. The results of such commercial testing laboratory’s sampling and analyses shall be accepted as the quality and characteristics of such coal. If the average of one or more of the coal quality parameter values of the gross samples separately collected and analyzed by the commercial testing laboratory differ by more than the ASTM (or other mutually agreed methodology) reproducibility tolerance ranges for such respective coal quality parameter, when compared to the average values of the gross samples separately collected and analyzed by the Buyer when both sets of samples have been taken from the same delivery of coal, then Buyer shall pay such charges of such commercial testing laboratory, otherwise Seller shall pay such charges.
     Section 4. Unless Seller challenges, pursuant to Section 3 of this Article, the accuracy of either the sampling or analyses made by Buyer by written notice to Buyer within thirty (3) calendar days after receipt of Buyer’s notice of such analytical results, Seller shall be deemed to have waived all claims with respect to such sampling and analyses.
     Section 5. Coal received, unloaded, and taken into account that is not sampled but not analyzed for reasons beyond Buyer’s control shall be taken into account as follows: If during any half-month at least **** percent (by weight) of coal delivered from an approved shipping origin at a respective consigned destination during such period has been sampled and analyzed, then the weighted average analytical results of such samples shall be applicable to all coal delivered from such shipping origin to such consigned destination during such half-month period. If at least **** percent (by weight) of coal delivered from an approved shipping origin at a consigned destination during any such half-month period has not been sampled and analyzed, then the weighted average analytical results of the portion of sampled and analyzed coal shall apply to such portion, and the weighted average analytical result of the last preceding four (4) half-months in which at least **** percent (by weight) of the coal delivered from such shipping origin to such consigned destination was sampled and analyzed shall be applicable to such portion of the coal delivered from such shipping origin which was not sampled and/or was not analyzed for such half-month period.
ARTICLE IX
OTHER GOVERNMENTAL LEGISLATION, REGULATIONS, AND ORDERS
     Section 1. Seller and Buyer shall make good faith efforts to comply with the provisions of all federal, state, and other governmental laws and any applicable orders and/or regulations, or any amendments or supplements thereto, which have been, or may at any time be, issued by a governmental agency.
     Section 2. If any federal, state, or other governmental law, regulation, or order is enforced or imposed upon Buyer regarding the purchasing, burning, transporting, processing, or the use of the coal specified in this Agreement, or the reduction of the emission limitations below the current standard, or the sulfur or other chemical content of the coal to be burned in said Plant; or if, as a result of any federal, state, or other governmental law, regulation, or order relating to the sulfur or other chemical content of the coal and/or the stack emission limitations at a group of plants comprised of the Plant and any other generating plant(s) operated by any subsidiary or affiliated company(ies) of the **** (including but not limited to the Clean Air Act Amendments of 1990, except as it relates to the sulfur dioxide emission limitations which were known to Buyer as of May 1, 1992), Buyer voluntarily or involuntarily revises the specifications of the coal to be burned at the Plant and/or voluntarily or involuntarily reduces the stack emission limitations at the Plant, in order that such group of plans may be in compliance with said federal, state, or other governmental law, regulation, or order; and if as a result of any of the foregoing, Buyer in its sole reasonable judgment discontinues the use of coal at the Plant or decides that it will be impossible, impracticable, or economically unfeasible for Buyer to utilize the coal to be delivered hereunder, then, if Buyer has not decided to discontinue the use of coal, Buyer may request by written notice to Seller that Seller agree to deliver coal of a quality other than that specified under Article III hereof (Buyer may elect to reduce the quantity to zero). If Buyer so requests by such notice that Seller deliver such coal, Seller shall have the right, but not the obligation, to so agree to deliver coal having such different specifications and/or quantity requirements in accordance with the remainder of the terms and conditions of this Agreement (specifically at the price provisions set forth in Article V); provided, however, that those provisions dealing with quantity and/or quality will be changed appropriately to accommodate such different specifications and/or quantities. If, within thirty (30) days of Seller’s receipt of Buyer’s notice to Seller pursuant to this paragraph, Seller has not exercised its right to continue deliveries as provided above, or if Buyer elects not to provide such notice to Seller, buyer may terminate this Agreement by written notice to Seller. Should Buyer make such termination election, this Agreement shall terminate as of the date determined pursuant to Section 4 of this Article.

     Section 3. In the event of the enactment of any new federal, state, or other governmental law, or the promulgation of any regulation or order thereunder which prohibits (or restricts so as effectively to prohibit) underground or surface mining, or processing or shipping, as may be applicable, of the coal specified in this Agreement, Seller may elect to be relieved of its obligations upon the effective date of implementation (compliance date) of such law, regulation, or order to deliver the total quantity of coal to be delivered under this Agreement to the extent of the amount of tonnage represented by the percentage of Seller’s production of such underground or surface mining, or processing or shipping, as may be applicable, of coal so affected by such law, regulation, or order to the total amount of coal so produced, processed, or shipped to meet the quantity requirements of this Agreement.
     Section 4. (a) In the event Buyer elects to invoke Section 2 relative to the Clean Air Act Amendments of 1990, Buyer shall notify Seller in writing setting forth the date upon which Buyer’s election shall become effective; provided, however, that said effective date shall in no event be earlier than sixty (60) days after the date of delivery of such notice.
     (b) Except as provided for in Section 4(a), should either Buyer or Seller elect to invoke Section 2 or 3 above, respectively, the party so invoking shall notify the other party in writing, stating the grounds upon which such invocation is based. Said notice shall also state the date upon which the notifying party’s election shall become effective, which said date shall not be earlier than 120 days prior to the effective date of the implementation (compliance date) of such law, regulation, or order giving rise to the election; provided, however, that notwithstanding anything to the contrary herein, said effective date shall in no event be earlier than sixty (60) days after the date of delivery of notice.

     Section 5. If Buyer elects to terminate this Agreement under the provisions of this Article IX, then neither party shall have, after the effective date of such termination, any further obligation under this Agreement, (except as provided by Article XX); provided, however, that such termination shall not affect any rights or obligations of Buyer or Seller existing under this Agreement for coal shipped or required to be shipped prior to the effective date of said termination.
ARTICLE X
MAJOR TECHNOLOGICAL IMPROVEMENTS
     The parties hereto recognize that major technological improvements during the term hereof in mining, hauling, handling, or processing coal may provide Seller the opportunity to reduce its costs of supplying coal hereunder. Seller agrees to consider the introduction of any such new technology in mining, hauling, handling, or processing coal at the approved production sources and shall implement such new technology if feasible. The Selling Price for all coal delivered from any approved production source where any such new technology is introduced shall be reduced by **** percent (****%) of the difference between Seller’s normal production, hauling, handling, and processing costs per ton without such new technology and such production, hauling, handling, and processing costs per ton subsequent to the implementation of such new technology, including depreciation of any related capital expenditures(s), amortization of any costs related to installation of such new technology, and a rate of return on such expenditures and costs at the then existing prime rate of Citibank, N.A., prorated over the normal useful life of any such capital expenditure(s).

     The Selling Price hereunder shall not be reduced pursuant to this Article X based on Seller’s use in the approved production sources of any technology, if such technology was generally available for commercial use in the mining industry as of May 1, 1992.
ARTICLE XI
ADMINISTRATIVE PROGRAM
     Section 1. The indices utilized in calculations made pursuant to this Agreement shall be the indices as they are first published. In the event that the current base of any index referred to in Article VI is converted to a new base, then conversion tables published by the U.S. Department of Labor, Bureau of Labor Statistics, or the U.S. Department of Commerce, as the case may be, shall be used in recomputing the level of any such index. Should publication of any index be discontinued, an index which is as nearly as practicably equivalent shall be substituted by mutual agreement of the parties hereto.
     Section 2. In the event that supervening events or circumstances shall render inapplicable any of the methods set forth in Article VI for computing price adjustments hereunder, the parties hereto shall meet promptly to consider and agree upon new and revised methods appropriate to the circumstances then prevailing.
     Section 3. Seller and Buyer shall keep accurate up-to-date records and books of account showing all costs, payments, price revisions, credits, debits, weights, analyses, and all other data required of each of them for the purpose of administering this Agreement.
     Each time the price is to be revised in accordance with Article VI and at any other reasonable time upon ten (10) days notice from Buyer, Seller shall furnish to Buyer a detailed statement (a “claim”) showing Seller’s calculations of the price which should then be in effect under the provisions of this Agreement.

     Buyer shall make a preliminary review of the claim within a reasonable amount of time. Upon completion of Buyer’s preliminary review, Buyer may submit to Seller a letter explaining the differences, if any, in the price as shown on the claim and the price as determined by Buyer’s preliminary review. Buyer shall then submit a letter agreement to Seller for its review and countersignature to establish a tentative price adjustment. The price adjustment as agreed to in the fully executed letter agreement, either a debit or credit, shall be processed using Buyer’s normal payment procedures and, if necessary, a tentative retroactive adjustment shall be made by payment to the party to whom such tentative adjustment is due.
     From time to time, representatives of Buyer shall audit Seller’s claim(s) and recommend final price adjustments associated with such claim(s). Thereafter, Buyer shall submit a letter agreement to Seller for its review and countersignature to establish a final price adjustment. The price adjustment as agreed to in the fully executed letter agreement, either a debit or credit, shall be processed using buyer’s normal payment procedures and, if necessary, a final retroactive adjustment shall be made by payment to the party to whom such final adjustment is due.
     Section 4. Buyer and its designated representatives and/or agents including its auditors, engineers, and geologists, shall at reasonable times, upon reasonable notice, have access to the mine(s) producing coal under this Agreement; to all support facilities and to all records pertaining to the coal reserves covered by this Agreement); to all records pertaining to transportation costs, the determination of weights, and to any adjustments in price under this Agreement; and to all records relating to the sampling and analytical determinations made pursuant to Article VIII of this Agreement.

ARTICLE XII
FORCE MAJEURE
     No party shall be subject to liability to the other party for the failure to perform in conformity with this Agreement where such failure results from an event or occurrence beyond the control of the party affected thereby (and, in regard to Seller’s failure, is due solely to an event or occurrence pertaining to the approved production source[s] making then current deliveries to Buyer), such as without limitation, acts of God, war, insurrection, riots, nuclear disaster, strikes, labor disputes, threats of violence, labor and material shortages, fires, explosions, floods, river water levels or freeze-ups, breakdowns or damage to mines, plants, equipment or facilities (including emergency outages or an extension of a scheduled outage of equipment or facilities to make repairs to avoid breakdowns thereof or damage thereto), interruptions to or slowdowns in transportation, railcar shortages, barge shortages, river lock outages, embargoes, orders or acts of civil or military authority, laws, regulations, or administrative rulings. The provisions of the above sentence shall not excuse a party from performing unless such party shall give written notice to the other party and furnish full information as to the cause of the force majeure event and probable extent thereof within thirty (30) calendar days after such cause occurs. Failure to give such notice and furnish such information within the time specified shall be deemed a waiver of all rights under this Article for such period of time during which notice was not given. No suspension or reduction by reasons of force majeure shall invalidate the remainder of this Agreement but, on the removal of the cause, shipments shall resume at the specified rate. (During such periods when a force majeure event or occurrence claimed by Seller results in a reduction in shipments, shipments from the affected production source(s) for ultimate delivery under this Agreement shall not be reduced below the pro rata share which the average rate of such shipments therefrom pursuant to this Agreement for the six (6) months preceding the force majeure event bears to the total contractual commitments to all parties from such production source(s) as of the date of the force majeure event.) Deficiencies in shipments under this Article shall be made upon in accordance with a mutually agreeable schedule. Delivery of make up tonnage shall be scheduled so that such deliveries shall be shipped no later than **** calendar days following the date of the termination of the force majeure event which gave rise to the suspension or reduction of shipments to be made up; provided, however, that the delivery rate for any make up tons shall not exceed thousand (****) tons per month, unless otherwise required by Buyer and agreed to by Seller.
     Without limiting the generality of this Article, in the event of a partial or total curtailment of the generating capacity at the Plant or partial or total curtailment of transmission or distribution of electricity therefrom, or any other force majeure event pertaining to Buyer, Buyer shall be relieved under this Article from its obligation to accept any portion or all deliveries form Seller based upon the quantity of Seller’s coal scheduled for delivery under this Agreement during the period over which such force majeure event or occurrence exists or existed.
     Seller shall furnish Buyer a monthly statement by the fifteenth (15th) day of the calendar month setting force the amount of tonnage not shipped because of force majeure causes asserted during the preceding calendar month, and shall inform Buyer in writing on a weekly basis during the duration of such force majeure event as to the progress of the alleviation thereof.
     Nothing herein contained shall be construed as requiring Seller or buyer to accede to any demands of labor, or labor unions, or suppliers, or other parties which Seller or Buyer considers unacceptable.

ARTICLE XIII
WARRANTIES AND DEDICATION
     In addition to all other warranties and representations made by Seller in this Agreement, Seller represents and warrants that (i) Seller has sufficient reserves of coal as defined in Exhibit 1 to satisfy the quantity and quality provisions of this Agreement during the original term hereof, including, but not limited to any elections of Buyer as to quantity under Article II, Section 1; (ii) Seller is or will be, at the time specified for the first delivery of coal hereunder, in good faith compliance with all laws and regulations regarding the mining and sale of coal (notices and orders issued under the Federal Coal Mine Health and Safety Act and State and Federal Reclamation Acts excepted); and (iii) Seller has filed or will have filed in a timely manner to have obtained by said time all licenses, permits, certificates, and other documents necessary for it to fulfill its obligations hereunder. Seller shall furnish, within thirty (30) days of Buyer’s request, which Buyer may make from time to time and at any time, to Buyer a statement indicating the amount of reserves that remain to fulfill the quantity and quality requirements of this Agreement.
     Seller covenants that it will, and does hereby, dedicate to this Agreement such quantity of said coal reserves and appurtenant facilities as is required for the full performance of Seller’s obligations hereunder during the original term (including Buyer’s options of quantity) and that Seller will not sell nor contract to sell to others nor take for its own use coal from said reserves in such quantity and quality as to jeopardize its ability to deliver the total quantity and quality of coal called for by this Agreement. Nothing in this Article XIII shall be construed as preventing Seller from mining and selling coal from said reserves to others nor from utilizing said facilities provided Seller complies with the foregoing provisions with respect thereto.

ARTICLE XIV
BUYER’S RIGHT TO MARKET COAL
     Buyer reserves the right, at any time, and from time to time, at its sole discretion to sell to any person, firm, or corporation whether or not associated or affiliated with Buyer any or all coal purchased by Buyer under this Agreement.
     In the event of any such sales by Buyer, and Buyer does not sample, analyze, and weigh said coal, Seller’s analyses and weights shall govern for the purpose of payment to Seller, subject to Buyer’s right, at Buyer’s sole risk and expense, to examine Seller’s sample, analyses, and weight records and to have representatives present when Seller performs the sampling, analyses, and weighing; provided, that in the event that Buyer challenges in writing the accuracy of the sampling, analyses, or weights of Seller, then buyer shall have all of the rights and obligations of “Seller” pursuant to Article III, Section 5 and Article VIII, Section 3 of this Agreement, and Seller shall have all of the rights and obligations of “Buyer” under such provisions.
ARTICLE XV
ASSIGNMENT
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; but this Agreement may not be assigned by either party without the prior written consent of the other, except that either party may without the written consent of the other assign to any financing institution or institutions any monies due or to become due hereunder. Buyer may also without the consent of Seller assign this Agreement (in whole or in part) to any other subsidiary or affiliated company(ies) of the ****, and upon such assignee expressly assuming in writing, to the extent of such assignment, the obligations of the Buyer hereunder, Seller shall to the extent of such assignment release buyer from all further obligations under this Agreement. For financing purposes only, Buyer may also without the consent of Seller assign this Agreement in whole or in part to any financial corporation with which Buyer or any of said subsidiary or affiliated company(ies) may contract for the purchase of coal, but no such assignment shall relieve Buyer of its obligations under this Agreement to make payments to Seller for coal delivered by Seller under this Agreement, in the event that the assignee shall not make such payments. Seller may also without the consent of Buyer assign this Agreement (in whole or in part) to any other subsidiary or affiliated company(ies) of Peabody Development Company, and upon such assignee expressly assuming in writing, to the extent of such assignment the obligations of the Seller hereunder, Buyer shall to the extent of such assignment release Seller from all further obligations under this Agreement. Written consent to one or more assignments shall not be construed as waiving the necessity of obtaining written consent to other and/or additional assignments.
     In addition to the foregoing, Buyer shall have the right to require Seller to enter into a new coal supply agreement with a producer of Synthetic Fuel for all or part of the tonnage requirements under this Agreement; provided, however, such Synthetic Fuel producer is deemed creditworthy, otherwise secures a guaranty or letter of credit from a creditworthy institution or provides some other form of financial guaranty acceptable to Seller to ensure the Synthetic Fuel producer’s performance on substantially the same terms and conditions as provided in this Agreement with respect to all or part of the coal to be purchased hereunder. In such event, Buyer would be excused from its obligations under this Agreement to purchase coal to the extent of the quantities provided for in such new Agreement are actually purchased by the Synthetic Fuel Producer, but not otherwise.

ARTICLE XVI
GOVERNMENT COMPLIANCE CERTIFICATE
     Seller hereby agrees that it does, and for the term of this Agreement will, comply with the duties of “SELLER” under the “Government Contractor Compliance Certificate,” attached hereto and hereby made a part hereof marked Exhibit 3.
ARTICLE XVII
EMPLOYEE INTEREST
     Seller represents to Buyer that Seller has not given and will not give, directly or indirectly, anything of value to any employee or other representative of the **** or its subsidiaries or affiliates (of which buyer is one) with the view of securing this Agreement or obtaining favorable treatment with respect to the performance of this Agreement. If such representation is untrue, or becomes untrue, Buyer shall have the right to terminate this Agreement, to sue for damages, and to take such other action as may be provided by law. If Seller obtains knowledge at any time that any such employee has a direct or indirect interest in Seller or its affiliates, it will immediately inform Buyer of such fact.
ARTICLE XVIII
WAIVER AND LIMITATION OF DAMAGES
     Section 1. The failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a future waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect for the term of this Agreement.
     Section 2. Neither Seller nor Buyer shall be liable for any special, incidental, or consequential damages which exceed, in the aggregate, **** dollars ($****) for the entire term of this Agreement.

ARTICLE XIX
NOTICES
     Notices provided for or required herein shall be given by postage prepaid, certified mail, addressed as follows:
TO BUYER:
****
TO SELLER:
ATTENTION SENIOR VICE PRESIDENT SALES AND MARKETING
PEABODY COALSALES COMPANY
701 MARKET STREET
ST. LOUIS, MO 63101-1826
ARTICLE XX
LIQUIDATION OF SELLER’S DAMAGES
     In the event that the minimum tonnage obligation pursuant to Article II hereof is reduced under Article III, Section 1 or Article IX of this Agreement, or the Agreement terminates pursuant to Article VI, Section 3(c)(i) or Article IX, Section 2 prior to December 31, 2012, for any reason other than Seller’s breach of this Agreement, Buyer shall be liable to Seller for liquidated damages hereunder in the amount of **** dollars ($****) for each ton of Specification “A” coal precluded from delivery in any Contract Quarter during the remaining portion of the original term of this Agreement. Such monetary liability shall be payable by installment each Contract Quarter, as defined below, at the applicable rate per ton times the minimum tonnage obligation Buyer could have elected pursuant to Article II, Section 1 of this Agreement. Any amount thus payable by Buyer shall be paid to Seller within thirty (30) calendar days after Buyer’s receipt of Seller’s invoice for such amount, which invoice shall not be tendered prior to the last day of the Contract Quarter(s) if any, to which this Article becomes applicable. For the purposes of this Article, each Contract Half-Year as defined in Article II, Section 1, shall consist of the first three calendar months and the last three calendar months of each such Contract Half-Year.
ARTICLE XXI
CONFIDENTIALITY
     The parties and their agents or representatives who, by this Agreement or otherwise, obtain any documents or other information relative to this Agreement, shall, except for the acceptable disclosure of information to other affiliated companies which shall also keep the same confidential, keep confidential the terms and conditions of this Agreement, the transactions provided for herein, and any such documents or other information unless readily ascertainable from public information or sources, requested by a regulatory commission, or required by law to be disclosed.
ARTICLE XXII
FINALITY
     This Agreement is intended as the final, complete, and exclusive statement of the terms of the Agreement between the parties. The parties agree that parol or extrinsic evidence may not be used to vary or contradict the express terms of this Agreement. This Agreement shall not be amended or modified and no waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement.
     The titles of the articles and sections of this Agreement have been inserted as a matter of convenience for reference only.

ARTICLE XXIII
GOVERNING LAW
     This Agreement shall be construed, enforced, and performed in accordance with the laws of the State of West Virginia.

EXHIBIT 1

Revision Effective November 1, 1995
SELLER’S PRODUCTION SOURCE(S), RESERVES OF COAL, APPROVED RAIL
SHIPPING ORIGIN(S), AND APPROVED BARGE SHIPPING ORIGIN(S)
     The production source(s) and reserves of coal to which reference is made to in Section 1 of Article III and in Article XIII, respectively, consist of the following:
Sources and Reserves of Coal for Specification “A” Coal:

****

EXHIBIT 1

Revision Effective May 1, 1996
SELLER’S PRODUCTION SOURCE(S), RESERVES OF COAL,
APPROVED RAIL SHIPPING ORIGIN(S), AND
APPROVED BARGE SHIPPING ORIGIN(S)
Approved Rail Shipping Origin(s) for Specification “A” Coal:

Facility	Origin rail Station	OPSL No.
****

Exhibit 1-A
EXHIBIT 1-A

Effective January 1, 2005
ALTERNATIVE PRODUCTION SOURCE

Transport
Facility	Origin Rail Station	OPSL No.	Differential*

		CSXT	YES
		CSXT	YES
		CSXT	YES
		CSXT	YES
		CSXT	NO
		CSXT	YES
		CSXT	NO
****		CSXT	YES
		CSXT	YES
		CSXT	NO
		CSXT	YES
		CSXT	YES
		CSXT	NO
		CSXT	NO

Exhibit 2
WEST VIRGINIA SEVERANCE TAX
     Whenever there is any change in the Base Price or a change in the West Virginia Severance Tax Rate, a new West Virginia Severance Tax subcomponent shall be calculated and the Base Price shall be adjusted to reflect such change in accordance with the following:

T	=	R	x BPE

1 – R
where:
T = Revised West Virginia Severance Tax Subcomponent
R = The Statutory West Virginia Severance Tax Rate
BPE = The Current Base Price, excluding the West Virginia Severance Tax subcomponent

Exhibit 3
Government Compliance Certificate

Exhibit B
Example of End Customer Contract Article V Discounts Only
(Example for CY 2009)

		Patriot
Contract Half-Year	Article V	Base	Patriot Selling
Quantity	Discounts	Price*	Price
1,412,500	-10.46%	$****	$****
1,250,000	-7.57%	$****	$****
1,087,500	-4.51%	$****	$****

*	Before adjustments for premiums, penalties, and changes in laws.